UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
GUESS?, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 13, 2023

Dear Shareholder:

We are pleased to invite you to the 2023 annual meeting of shareholders (including any adjournments or postponements thereto, the “Annual Meeting”) of Guess?, Inc. (the “Company”) to be held on Friday, May 5, 2023, at 9:00 a.m. (PDT). The Annual Meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. You will be able to attend and participate in the Annual Meeting by visiting www.cesonlineservices.com/ges23_vm, where you will be able to listen to the Annual Meeting live, submit questions, and vote.

Shareholders of record of the Company at the close of business on March 23, 2023 are entitled to notice of, and to vote at, the Annual Meeting. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement, accompanying Proxy Card, and Fiscal 2023 Annual Report to Shareholders (including the Company’s Annual Report on Form 10-K) were first sent or given to our shareholders on or about April 13, 2023. You should also have received a Proxy Card or Voting Instruction Form and postage-paid return envelope, through which your vote is being solicited on behalf of our Board of Directors (the “Board”).

At the Annual Meeting, you will be asked to: (i) elect seven directors to serve until the Company’s 2024 annual meeting of shareholders, (ii) cast an advisory vote on the compensation of our named executive officers, (iii) cast an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, (iv) ratify the appointment of the independent auditor for the fiscal year ending February 3, 2024 and (v) consider such other business as may properly come before the Annual Meeting. The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting.

We are confident that our slate of Board candidates has the right mix of professional achievement, skills and experiences that qualifies each of them to serve as shareholder representatives overseeing the management of the Company. We are committed to engaging with our shareholders and continuing to solicit feedback about, and understand our shareholders’ perspectives on, the Company. The current Board of Directors is well positioned to oversee the execution of our long-term strategic plan to grow and realize shareholder value. Our Board recommends that you vote “FOR” each of Mr. Carlos Alberini, Mr. Anthony Chidoni, Ms. Cynthia Livingston, Mr. Maurice Marciano, Mr. Paul Marciano, Ms. Deborah Weinswig and Mr. Alex Yemenidjian for election to our Board.

It is very important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the virtual Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone, or by mailing the Proxy Card or Voting Instruction Form in the postage-paid envelope provided. Returning your proxy or Voting Instruction Form by mail or voting by Internet or telephone does not deprive you of your right to attend the Annual Meeting virtually and to vote your shares at the Annual Meeting. Please vote by whichever method is most convenient for you to ensure that your shares are represented at the Annual Meeting.

Your vote and participation, no matter how many or how few shares you own, are very important to us. Your cooperation is greatly appreciated.

Thank you for your ongoing support of and continued interest in Guess?, Inc.

Carlos Alberini Chief Executive Officer and Director

GUESS?, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 5, 2023

Time and Date:	9:00 a.m. (PDT) on Friday, May 5, 2023

Place:	The 2023 annual meeting of shareholders (the “Annual Meeting) of Guess?, Inc. (the “Company”) will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. You will not be able to attend the Annual Meeting in person.

Virtual Meeting Access:	You will be able to participate online and submit your questions during the meeting by visiting www.cesonlineservices.com/ges23_vm. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Proxy Statement.

Items of Business:

1.  To elect seven directors to the Company’s Board of Directors (the “Board”) to serve until the 2024 annual meeting of shareholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

2. To conduct an advisory vote on the compensation of our named executive officers.

3. To conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

4. To ratify the appointment of the independent auditor for the fiscal year ending February 3, 2024.

5.  To consider such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Shareholders. The Board recommends a vote on the enclosed Proxy Card “FOR” each of the seven director nominees named in the accompanying Proxy Statement, “FOR” Proposal 2, a frequency of “ONE YEAR” for Proposal 3, and “FOR” Proposal 4.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this Annual Meeting only if you were a shareholder of the Company as of the end of business on March 23, 2023 (the “Record Date”).

Attendance:	This year’s Annual Meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. The process for attending and participating in the virtual Annual Meeting will depend on whether you are a registered holder or a beneficial holder. For specific instructions on how to attend and participate, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on Page 1 of this Proxy Statement.

Shareholder List:	A list of shareholders as of the Record Date may be accessed during the virtual Annual Meeting at www.cesonlineservices.com/ges23_vm by clicking on the ‘Shareholder List’ link located under the ‘Meeting Materials’ section of the virtual meeting site.

Voting:	Your vote is very important. Whether or not you expect to attend the virtual Annual Meeting, we encourage you to submit your proxy as soon as possible using one of the following three convenient methods: (i) accessing the website set forth on your enclosed Proxy Card and following the instructions, (ii) calling the toll-free number listed on your enclosed Proxy Card and following the instructions, or (iii) completing, signing, dating and returning the Proxy Card by mail in the postage-paid envelope provided. You are urged to complete and submit the enclosed Proxy Card, even if your shares were sold after the Record Date. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on Page 1 of this Proxy Statement and the instructions on the Proxy Card.

If your shares of Common Stock are held in a brokerage account or by a bank, trustee or other nominee (i.e., your shares are held in “street name”), you will receive a Voting Instruction Form from that nominee. You may provide voting instructions to your nominee as to how to vote your shares by following the instructions set forth on your enclosed Voting Instruction Form.

The Board recommends that you vote “FOR” each of the seven director nominees named in the accompanying Proxy Statement, “FOR” Proposal 2, a frequency of “ONE YEAR” for Proposal 3, and “FOR” Proposal 4.

The Company’s nominees for election as directors of the Company are listed in the accompanying Proxy Statement and on the Proxy Card or Voting Instruction Form enclosed with the accompanying Proxy Statement. The accompanying Proxy Statement also provides detailed information about the matters to be considered at the Annual Meeting. This Notice, the Annual Report on Form 10-K for the year ended January 28, 2023 and the attached Proxy Statement and form of Proxy Card are first being sent to shareholders as of the Record Date, on or about April 13, 2023.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY. ACCORDINGLY, AFTER READING THE ACCOMPANYING PROXY STATEMENT, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS BY INTERNET, TELEPHONE OR MAIL AS DESCRIBED ON THE PROXY CARD OR VOTING INSTRUCTION FORM. PLEASE NOTE THAT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, WE RECOMMEND THAT YOU VOTE USING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE ANNUAL MEETING, IF YOU ARE A RECORD HOLDER OF SHARES, OR A BENEFICIAL HOLDER WHO OBTAINS A LEGAL PROXY FROM YOUR BROKER, BANK, TRUSTEE, OR OTHER NOMINEE, YOU STILL MAY ATTEND THE VIRTUAL ANNUAL MEETING AND VOTE YOUR SHARES AT THE ANNUAL MEETING.

Regardless of the number of shares of Common Stock that you own, your vote will be important. Thank you for your continued support, interest and investment in the Company.

BY ORDER OF THE BOARD OF DIRECTORS,

Alejandro (Alex) Yemenidjian Chairman of the Board

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2023

This Proxy Statement, the accompanying Proxy Card and our Annual Report on Form 10-K for the Fiscal Year Ended January 28, 2023 are available at www.viewourmaterial.com/ges. Information on that website, other than this Proxy Statement, is not incorporated by reference into, and is not a part of, this Proxy Statement.

Please sign, date and promptly return the enclosed Proxy Card or Voting Instruction Form in the postage-paid envelope provided, or grant a proxy and give voting instructions by Internet or telephone, so that your shares may be represented at the Annual Meeting. Instructions are on your Proxy Card or on the Voting Instruction Form provided by your bank, broker, trust or other nominee.

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The accompanying Proxy Statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying Proxy Statement carefully and in its entirety.

If you have any questions concerning the business to be conducted at the Annual Meeting, would like additional copies of the Proxy Statement or need help submitting a proxy or voting instructions for your shares, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders Call Toll Free: (877) 825-8777

Banks and Brokers Call Collect: (212) 750-5833

GUESS?, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To be held on May 5, 2023

This proxy statement (the “Proxy Statement”) and the enclosed Proxy Card or Voting Instruction Form are first being furnished to shareholders commencing on or about April 13, 2023, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Guess?, Inc. (the “Company”) of proxies in the enclosed form for use at the 2023 annual meeting of shareholders (the “Annual Meeting”) to be held on Friday, May 5, 2023, at 9:00 a.m. (PDT), and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:	Why am I receiving these materials?

A:

The Board of Directors is providing the Proxy Statement and Proxy Card or Voting Instruction Form for you in connection with the Annual Meeting, which will take place on May 5, 2023. As a shareholder, you are invited to attend the Annual Meeting, which is being held virtually on the Internet, conducted via live webcast, and are requested to vote on the items of business described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the Internet, by telephone or mobile device or by mail.

You are receiving this Proxy Statement as a shareholder of the Company as of March 23, 2023 (the “Record Date”) for purposes of determining the shareholders entitled to receive notice of and vote at the 2023 Annual Meeting. As further described below, we request that you promptly use the enclosed Proxy Card or Voting Instruction Form to vote, by Internet, by telephone or by mail, on the Proposals to be presented at the Annual Meeting.

To participate at the Annual Meeting online you must pre-register by 9:00 a.m. (PDT) on May 4, 2023. Please visit www.cesonlineservices.com/ges23_vm to pre-register. See “How can I attend the virtual Annual Meeting” below for further information.

THE BOARD RECOMMENDS VOTING “FOR” EACH OF THE BOARD’S NOMINEES ON PROPOSAL No. 1, “FOR” PROPOSAL No. 2, A FREQUENCY OF “ONE YEAR” FOR PROPOSAL No. 3 AND “FOR” PROPOSAL No. 4 USING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.

Q:	What information is contained in this Proxy Statement?

A:

The information included in this Proxy Statement relates to the Proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:	How do I obtain the Company’s Annual Report on Form 10-K?

A:	A copy of the Company’s fiscal 2023 Annual Report on Form 10-K is enclosed.

Shareholders may request another free copy of the fiscal 2023 Annual Report on Form 10-K from:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

http://investors.guess.com

The Company will also furnish any exhibit to the fiscal 2023 Annual Report on Form 10-K if specifically requested.

Q:	What may I vote on by proxy?

A:	(1)

The election of seven directors to serve until the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”) and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

(2)	An advisory vote on the compensation of our named executive officers;

(3)	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

(4)	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the independent auditor of the Company for the fiscal year ending February 3, 2024 (“fiscal 2024”).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board recommend I vote on the Proposals?

A:	Our Board recommends that you vote with respect to the Proposals as follows:

(1)	“FOR” each of the nominees to serve on the Board;

(2)	“FOR” the advisory resolution approving the compensation of our named executive officers;

(3)	“ONE YEAR” for the frequency of future advisory votes on the compensation of our named executive officers; and

(4)	“FOR” the ratification of the appointment of Ernst & Young as the independent auditor of the Company for fiscal 2024.

We describe each Proposal and the Board’s reason for its recommendation with respect to each Proposal on pages 12, 13, 16 and 17 and elsewhere in this Proxy Statement.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Shareholders as of the close of business on the Record Date are entitled to vote at the Annual Meeting. At the close of business on March 23, 2023, we had 55,662,267 shares of Common Stock outstanding and entitled to vote. Holders of our Common Stock are entitled to one vote for each share held as of the above Record Date.

Q:	Who is soliciting my vote?

A:

The Board, on behalf of the Company, is soliciting your proxy to vote your shares of our Common Stock on all matters scheduled to come before the Annual Meeting, whether or not you attend virtually. Proxies will be solicited on behalf of the Board by our directors, certain executive officers and other employees of the Company.

Additionally, we have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, which may solicit proxies on the Board’s behalf. You may also see solicitation materials by e-mail, in person, by mail, by press releases issued by us, by postings on our corporate website or other websites, or otherwise. Unless expressly indicated otherwise, information contained on our corporate website is not part of this Proxy Statement. In addition, none of the information on the other websites, if any, listed in this Proxy Statement is incorporated by reference into, and is not part of, this Proxy Statement. Such website addresses are intended to be inactive textual references only.

Q:	How many shares can vote?

A:	As of the Record Date, 55,662,267 shares of Common Stock, the only voting securities of the Company, were issued and outstanding.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one (1) vote for each share of Common Stock you own as of the Record Date.

Q:	How will my shares be voted?

A:

Shareholders of record as of the close of business on the Record Date are entitled to one (1) vote for each share of Common Stock held on each matter to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. Where a choice has been specified on the Proxy Card or Voting Instruction Form with respect to the Proposals, the shares represented by the Proxy Card or Voting Instruction Form will be voted as you specify. If you return a validly executed Proxy Card or Voting Instruction Form without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted: “FOR” each of the Board’s director nominees set forth in this Proxy Statement (Proposal No. 1); “FOR” Proposal No. 2; a frequency of “ONE YEAR” for Proposal No. 3; and “FOR” Proposal No. 4, as applicable.

Q:	How can I attend the virtual Annual Meeting?

A:

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by a live webcast. No physical meeting will be held. The Annual Meeting will begin promptly at 9:00 a.m. (PDT) on Friday, May 5, 2023. If you plan to participate in the virtual Annual Meeting, you will need to pre-register by 9:00 a.m. (PDT) on May 4, 2023. To pre-register for the Annual Meeting, please visit www.cesonlineservices.com/ges23_vm. Pre-registered shareholders may access the meeting up to 30 minutes prior to the start time. Please allow ample time for online check in.

•

For Registered Holders: If you were a shareholder as of the close of business on March 23, 2023 and have your control number, you must register in advance to attend the Annual Meeting. To register for the Annual Meeting, please visit the website https://www.cesonlineservices.com/ges23_vm. Please have your Proxy Card containing your control number available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting.

•

For Beneficial Holders: If you were a shareholder as of the close of business on March 23, 2023 and hold your shares through an intermediary, such as a broker, bank, trustee or other nominee, you must register in advance to attend the Annual Meeting. To register for the Annual Meeting, please visit the website https://www.cesonlineservices.com/ges23_vm. Please have your Voting Instruction Form or other communication containing your control number available and follow the instructions to complete your registration request, including uploading a copy of one of these documents. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. If you are a beneficial shareholder and you wish to vote your shares online during the virtual Annual Meeting, rather than submitting your voting instructions before the Annual Meeting, you will need to contact your broker, bank, trustee or other nominee to obtain a legal proxy form that you will need to submit electronically with your ballot during the online virtual Annual Meeting using a PDF, JPG, JPEG, GIF or PNG file format.

Q:	How do I ask questions during the Annual Meeting?

A:

To ask a question during the Annual Meeting, you must be a shareholder and have pre-registered for the Annual Meeting as discussed above under “How can I attend the virtual Annual Meeting.” The question and answer session will answer questions submitted live during the Annual Meeting. Questions may be submitted during the Annual Meeting on the Annual Meeting website using the “Ask a Question” box.

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call the support number found in the reminder email you will receive the day before the Annual Meeting.

Q:	How do I vote?

A:	You are eligible to vote at the Annual Meeting as follows:

Shareholder of Record: If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Common Stock, Computershare Trust Company, N.A. (“Computershare”), then you are a shareholder of record. As a shareholder of record, you may vote using one of the following four methods:

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed Proxy Card;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed Proxy Card;

•	Voting by Mail. To vote by mail, simply mark the enclosed Proxy Card, date and sign it, and return it by mail in the postage-paid envelope provided; or

•

Voting Electronically During the Annual Meeting. If you have pre-registered to attend the Annual Meeting, you will also be able to vote your shares electronically during the Annual Meeting by clicking on the “Shareholder Ballot” link on the virtual meeting site.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed Proxy Card. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your Proxy Card. All proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

Beneficial Shareholder: If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. Please refer to “What if my shares are held in “street name?” below for information about how to vote those shares at the

Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your voting instructions in advance of the Annual Meeting to ensure that your shares are represented at the Annual Meeting.

If you have any questions or require assistance in submitting a proxy or voting instructions for your shares, please call Innisfree at (877) 825-8777 (toll free for shareholders) or (212) 750-5833 (collect for banks and brokers).

Q:	Can I change my vote after submitting my proxy?

A:	Yes. You have the right to revoke your proxy at any time before it is exercised at the Annual Meeting by:

•	Notifying the Corporate Secretary of the Company in writing;

•	Returning a later-dated, validly executed proxy card;

•	Entering a later-dated Internet or telephone vote; or

•	Voting electronically during the virtual meeting.

Attendance at the virtual Annual Meeting will not revoke a proxy unless you actually vote electronically during the virtual Annual Meeting.

If your shares are held by your broker, bank, trustee or other nominee, you should follow the instructions provided by them.

Q:	What if my shares are held in “street name?”

A:

If your shares are held in “street name” through a brokerage firm, bank, dealer or similar organization, as the beneficial owner of those shares you have the right to direct your broker, bank, trustee or other nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting via the Internet. However, because you are not the shareholder of record, you may not vote your shares at the Annual Meeting unless you request, obtain and submit a valid legal proxy from your broker, bank, trustee or other nominee. Please follow the instructions from your broker, bank, trustee or other nominee included on the Voting Instruction Form accompanying these proxy materials, or contact your broker, bank, trustee or other nominee to request a legal proxy. If you hold your shares in “street name,” please instruct your broker, bank, trustee or other nominee how to vote your shares using the Voting Instruction Form provided by your broker, bank, trustee or other nominee so that your vote can be counted. The Voting Instruction Form provided by your broker, bank, trustee or other nominee may also include information about how to submit your voting instructions over the Internet or by telephone, if such options are available.

Q:	If my shares are held in street name through a brokerage account, what is the impact of not submitting voting instructions?

A:

If you own your shares in “street name” through a broker and do not provide voting instructions to your broker, then your broker will not have the authority to vote your shares on any proposal presented at the Annual Meeting unless it has discretionary authority with respect to that proposal and discretionary authority is permissible at an annual meeting. A broker will generally have discretionary authority and be entitled to vote shares held for a beneficial owner on routine matters, such as the proposal to ratify the appointment of the independent auditor for the fiscal year ending February 3, 2024 (Proposal No. 4), without instructions from the beneficial owner of those shares. A broker is not entitled to vote the shares on non-routine items, which will include the proposal to elect directors (Proposal No. 1), the proposal regarding a vote to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2), and the proposal to approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation (Proposal No. 3). Accordingly, if you do not submit any voting instructions to your broker, your broker may exercise discretion to vote your shares on Proposal No. 4, even in the absence of your instruction. If your shares are voted on Proposal No. 4 as directed by your broker, your shares will constitute “broker non-votes” on each of the non-routine proposals. Any broker non-votes will be counted in determining whether a quorum exists at the Annual Meeting, will have the effect of a vote “Against” Proposal No. 2 but will not be counted in determining the outcome of Proposal No. 1 or Proposal No. 3.

Accordingly, if your shares are held in a brokerage account, it is very important that you instruct your broker on how to vote shares that you hold in street name. We urge you to follow the directions provided by your broker that holds your shares and provide voting instructions on the Voting Instruction Form provided by your broker.

Q:	What does it mean if I get more than one Proxy Card or Voting Instruction Form?

A:

If your shares are registered differently and are in more than one account, you will receive more than one Proxy Card or Voting Instruction Form. If you intend to vote by return mail, sign, date and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare.

Q:	How may I obtain a separate set of voting materials?

A:

If you share an address with another shareholder, you may receive only one set of proxy materials (including our fiscal 2023 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.

Q:	What is a “quorum?”

A:

A quorum of shareholders is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at a meeting. On the Record Date, there were 55,662,267 shares of Common Stock outstanding and entitled to vote. A “quorum” will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. A quorum must have been established in order to consider any matter at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting via the Internet. Abstentions and broker non-votes, if any, will be counted towards the quorum requirement.

Q:	How many votes are needed to approve the Proposals?

A:

With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the election of seven directors, which means that the seven candidates for director receiving the most “For” votes will be elected directors of the Company. Shareholders may not cumulate their votes. A properly executed proxy marked “Withhold” with respect to the election of a director will not be voted with respect to such director and a broker non-vote, if any, will not be counted in the outcome of Proposal No. 1.

With respect to Proposal No. 2, the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereat, provided that a quorum exists, is required to approve the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have the same effect as a vote “Against” this Proposal.

With respect to Proposal No. 3, the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereat, provided that a quorum exists, is required to approve a frequency option for future advisory votes on executive compensation. However, if no option receives the requisite majority approval, then our Board of Directors will consider the option receiving the highest number of votes as the preferred option of our shareholders. Abstentions and broker non-votes, if any, will not be counted in the outcome of this Proposal.

With respect to Proposal No. 4, the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereat, provided that a quorum exists, is required to ratify the appointment of our independent auditor for fiscal 2024. Abstentions, if any, will have the same effect as a vote “Against” this Proposal.

Please note, however, that Proposal No. 2, Proposal No. 3 and Proposal No. 4 are advisory only and will not be binding. The results of the votes on Proposal No. 2, Proposal No. 3 and Proposal No. 4 will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

As a shareholder as of the Record Date, if you properly complete, sign, date and return a Proxy Card or Voting Instruction Form, your shares of Common Stock will be voted as you specify. However, if you submit a signed Proxy Card or Voting Instruction Form or submit your proxy by telephone or Internet and do not specify how you want your shares voted on any matter, the persons named as proxies will vote your shares: “FOR” each of the Board nominees set forth on the Proxy Card or Voting Instruction Form (Proposal No. 1); “FOR” Proposal No. 2; a frequency of “ONE YEAR” for Proposal No. 3; and “FOR” Proposal No. 4, as applicable.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the Annual Meeting other than the Proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed Proxy Card will give authority to each of Jason T. Miller, our General Counsel and Secretary, and Anne Deedwania, our Deputy General Counsel and Assistant Secretary, to vote on such matters at their discretion, to the extent permitted under Rule 14a-4(c) of the Exchange Act.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2024 Annual Meeting, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than December 15, 2023. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange

Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Guess?, Inc.

Attn: Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 for the 2024 Annual Meeting, the shareholder must provide the information required by Section 2.09 of our Fourth Amended and Restated Bylaws (the “Bylaws”) and give timely notice to the Corporate Secretary of the Company in accordance with such section of the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than February 5, 2024, and

•	Not later than the close of business on March 6, 2024.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

Nomination of Director Candidates: For a shareholder to nominate a director for election to the Board at the annual meeting next year, the shareholder must provide the information required by Section 3.03 of the Bylaws and give timely notice to the Corporate Secretary of the Company in accordance with such section of the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than February 5, 2024, and

•	Not later than the close of business on March 6, 2024.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a director nomination must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

In addition, a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must provide written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the information has been provided in a preliminary or definitive proxy statement previously filed by the shareholder. Such written notice must be postmarked or transmitted electronically no later than March 6, 2024. If we change the date of the 2024 Annual Meeting by more than 30 days from the anniversary of the Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2024 Annual Meeting or the tenth calendar day following the day on which we first publicly announce the date of the 2024 Annual Meeting of shareholders. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for providing notice of shareholder proposals or director nominations under the advance notice provisions of the Bylaws. The Bylaws are also available on the Company’s website at http://investors.guess.com.

Q:	Who will pay for the solicitation of proxies?

A:

This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail or personal interview by the directors, officers and employees of the Company and its affiliates (none of whom will receive additional compensation for the solicitation) or from other third-party proxy solicitors (in exchange for customary fees for such services). The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders. We may incur other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:	How can I find the voting results of the Annual Meeting?

A:	We intend to publish preliminary and/or final voting results (as available) in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:	How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:

You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Chairman of the Board.

Q:	What is the Company’s fiscal year?

A:

The Company’s fiscal year is the 52- or 53-week period that ends on the Saturday nearest to January 31 of each year. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

Q:	Do I have appraisal or dissenters’ rights?

A:	Holders of our Common Stock are not entitled to dissenters’ rights of appraisal.

Q:	Whom should I call if I have questions about the Annual Meeting?

A:

Innisfree is assisting us with our effort to solicit proxies. If you have any questions concerning the business to be conducted at the Annual Meeting, would like additional copies of this Proxy Statement or need help submitting a proxy for your shares, please contact Innisfree:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders Call Toll Free: (877) 825-8777

Banks and Brokers Call Collect: (212) 750-5833

THE BOARD RECOMMENDS VOTING “FOR” EACH OF THE BOARD’S NOMINEES ON PROPOSAL No. 1, “FOR” PROPOSAL No. 2, A FREQUENCY OF “ONE YEAR” FOR PROPOSAL No. 3, AND “FOR” PROPOSAL No. 4, USING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.

IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include those relating to our expectations, analyses and other information based on current plans, forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our current business strategies, strategic initiatives, sustainability and emission reduction goals, and other goals and future prospects. In some instances, these forward-looking statements may be identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “create,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “pending,” “plan,” “predict,” “project,” “see,” “should,” “strategy,” “will,” “would,” and other similar terms and phrases, including references to assumptions.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; the continuation or worsening of impacts related to the COVID-19 pandemic or other public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our $300 million, 2.0% convertible senior notes due 2024, including our ability to settle the liability in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; catastrophic events or natural disasters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber security incidents and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to proxy contests and activist investor activity; and the significant voting power of our family founders. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The global economic climate, the ongoing conflict in Ukraine, the impact of the COVID-19 pandemic, possible instability in the banking system, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date of this Proxy Statement. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Our Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of seven members, with all directors’ terms expiring at the Annual Meeting. The Board of Directors has nominated each of its existing members, Mr. Carlos Alberini, Mr. Anthony Chidoni, Ms. Cynthia Livingston, Mr. Maurice Marciano, Mr. Paul Marciano, Ms. Deborah Weinswig and Mr. Alex Yemenidjian, for re-election at the Annual Meeting.

Mr. Alberini is our Chief Executive Officer and Mr. Paul Marciano is the Company’s Chief Creative Officer. Mr. Maurice Marciano retired as an employee and executive of the Company in 2012 and continued to provide consulting services to the Company thereafter until January 28, 2015. In addition, from February 2, 2019 to February 19, 2019, he served as the Company’s Interim Chief Executive Officer. Messrs. Chidoni and Yemenidjian and Mses. Livingston and Weinswig are not employed by or otherwise affiliated with the Company, except in their capacity as a director and nominee for election as a director. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the nominees is set forth under the heading “Directors and Executive Officers” herein.

The Board of Directors recommends a vote “FOR” each of the seven nominees named in the Proxy Card.

The nominees will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. If any of the nominees are unable or unwilling for good cause to stand for election or serve as a director if elected, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate, or the Board may choose to reduce the size of the Board. In no event will the shares represented by the proxies be voted for more than seven directors at the Annual Meeting.

As of the filing of this Proxy Statement, the Company has a director resignation policy to which all directors are subject. Pursuant to the director resignation policy, any director who receives a greater number of votes “withheld” from his or her election than votes “For” such election must tender his or her resignation to the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

The Board recommends that shareholders vote “FOR” each of the seven Board nominees listed on the Proxy Card (i.e., Mr. Carlos Alberini, Mr. Anthony Chidoni, Ms. Cynthia Livingston, Mr. Maurice Marciano, Mr. Paul Marciano, Ms. Deborah Weinswig and Mr. Alex Yemenidjian) to serve on our Board.

PROPOSAL NO. 2: ADVISORY VOTE ON THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(Item 2 on the Proxy Card)

The Company is providing shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis” section of this Proxy Statement).

The basic philosophies that we use to guide the structure of our executive compensation programs are:

•	Competition for Executive Talent. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a multi-year period, thus further aligning the interests of shareholders and executives.

Fiscal 2023 was a year of continued progress and growth for our Company. Amid a challenging and changing macroeconomic environment, impacted by the war in Ukraine, severe supply chain disruptions and inflation, we have remained focused on what we can control. We proactively managed global supply chain issues by moving up product deliveries and thoughtfully managing inventory levels. We used capital wisely and prudently, while effectively controlling our costs. And, most importantly, we continued to execute on our brand elevation strategy, ensuring Guess is well-positioned for growth and value creation on the path ahead. Our fiscal 2023 financial results demonstrated continued revenue growth, up 4% in U.S. dollars from fiscal 2022, and an operating margin of over 9%. During the year, the strong U.S. dollar represented a significant headwind, as revenues grew 12% in constant currency, and currency headwinds negatively impacted operating margin by 140 basis points. See the discussion under “Non-GAAP Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Fiscal 2023 Annual Report for more information about our constant currency financial information. In terms of capital allocation, we remained committed to returning capital to our shareholders through dividends as well as share repurchases, with $187 million of shares repurchased in fiscal 2023. We believe that the transformation strategy we have executed over the last three years is delivering results, driven by our work to elevate our brands, constantly investing to improve the quality and sustainability of our products, optimize our store footprint, redefine our global e-commerce strategy, enhance our supply chain and drive efficiencies across the business.

Some of the key highlights of our executive compensation program for fiscal 2023 include:

•	No changes were made to the Named Executive Officers’ annual base salaries as compared to fiscal 2022, except for an increase in Ms. Anderson’s annual base salary prior to her separation.

•

During fiscal 2023, our Board appointed Mr. Secor as Interim Chief Financial Officer of the Company, in connection with which the Company entered into an employment agreement with Mr. Secor (the “Secor Employment Agreement”). See “Description of Employment Agreements” below for a summary of the Secor Employment Agreement.

•	The Company’s annual cash incentive awards for the Named Executive Officers for fiscal 2023 consisted of the following:

•

Each of the Named Executive Officers was eligible for an annual cash incentive award for fiscal 2023 based on the Company’s earnings from operations during the fiscal year, relative to pre-established performance targets considered by the Compensation Committee to be rigorous.

As evidence of the rigor of the performance targets, the applicable threshold performance level of earnings from operations for fiscal 2023 was not achieved. As a result, no cash incentive awards were paid to the Named Executive Officers for fiscal 2023 under the Company’s earnings from operations component of the awards. See “Annual Incentive Awards” below for more information.

•

In addition to his annual cash incentive award opportunity, the Compensation Committee approved a separate cash incentive award for Mr. Paul Marciano of $3,000,000 that would be payable if the Company’s licensing segment revenues for fiscal 2023 achieved a pre-established performance target. The Compensation Committee determined in March 2023 that the performance goal had been achieved. See “Special Cash Incentive Award for Paul Marciano” below for more information.

•

As a result of the performance under the cash incentive components described above, final cash incentive award amounts paid for fiscal 2023 were: zero for Mr. Alberini, $3.0 million for Mr. Paul Marciano and $200,000 for Mr. Secor (of which $175,000 was guaranteed under the terms of the Secor Employment Agreement and $25,000 was awarded on a discretionary basis by the Compensation Committee).

•

The equity awards granted to Mr. Paul Marciano and Mr. Alberini in fiscal 2023 consisted entirely of restricted stock units subject to performance-based vesting requirements, while the equity award granted to Mr. Secor consisted of restricted stock units subject to time-based vesting requirements. The Compensation Committee approved the following equity awards during fiscal 2023. See “Long-Term Equity Incentive Awards” below for more information.

•

Mr. Paul Marciano was granted an award of restricted stock units that would become eligible to vest as to 50% of the award based on the achievement of a threshold level of earnings from operations derived from the Company’s licensing segment for fiscal 2023, and as to the remaining 50% of the award based on the achievement of a threshold level of total Company earnings from operations for fiscal 2023. The Compensation Committee determined in March 2023 that the threshold performance level for earnings from operations derived from the Company’s licensing segment was met, but that the threshold level of total Company earnings from operations was not met, resulting in the vesting of half of the award and the forfeiture of the other half of the award (with final vesting of the award remaining subject to Mr. Paul Marciano’s continued service over a three-year period).

•

Mr. Alberini was granted an award of restricted stock units that would become eligible to vest with respect to between 0% and 150% of the target number of restricted stock units based on the Company’s relative total shareholder return (“TSR”) for a performance period ending on the last day of the Company’s fiscal year 2025.

•

Mr. Alberini was granted an award of restricted stock units that would become eligible to vest based on the achievement of a threshold level of earnings from operations for fiscal 2023. If the threshold level is achieved, the award vests based on the executive officer’s continued employment over a three-year period. The Compensation Committee determined in March 2023 that the threshold performance level was not met, resulting in the forfeiture of all of the shares under the award.

•	Mr. Secor was granted an award of restricted stock units that became eligible to vest as to 100% of the award on March 31, 2023, subject to Mr. Secor’s continued employment through such date.

•

Based on the Company’s strong relative TSR for the two-year and seven-month period ended January 28, 2023 (at approximately the 75th percentile among the peer group of companies used for this award), the Fiscal 2021 Relative TSR Award (as defined below) granted to Mr. Alberini in June 2020 vested at 140.22% of target (which would have been 150% of target before applying the dollar-denominated value cap applicable to such award). See “Long-Term Equity Incentive Awards—Fiscal 2021 Relative TSR Award-Final Vesting” below for more information.

We also believe shareholder interests are further served by other executive compensation related practices that we follow, including our stock ownership guidelines which include holding requirements and our “clawback” policy.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables and the related narrative compensation disclosures, which discuss in more detail the compensation of our Named Executive Officers and the compensation philosophy and policies that are used to determine such compensation.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors will request shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative compensation disclosures.”

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereat, provided that a quorum exists, is required for approval of this Proposal.

This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Company’s current policy is to provide our shareholders with an advisory vote to approve the compensation of our Named Executive Officers each year at the annual meeting of shareholders. As described in Proposal No. 3, we are asking shareholders to cast an advisory vote on how often we should include an advisory vote on executive compensation in our proxy materials and our Board is recommending that we continue with the current policy of holding the advisory vote every year. Accordingly, if shareholders approve every ONE YEAR as the preferred frequency option in Proposal No. 3, it is expected that the next advisory vote to approve the compensation of our Named Executive Officers will be held at the 2024 Annual Meeting.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Named Executive Officers on the Proxy Card and Voting Instruction Form.

PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(Item 3 on the Proxy Card)

As described in Proposal No. 2 above, shareholders are being provided the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (referred to as a “say-on-pay” vote).

In 2017, shareholders had the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in the Company’s proxy materials for the Company’s annual meetings of shareholders or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting (referred to as a “say-on-frequency” vote). At the Company’s 2017 annual meeting, shareholders voted to hold a say-on-pay vote annually, and the Board of Directors determined at that time that the say-on-pay vote would be held annually. The Board of Directors currently believes that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program.

In accordance with the requirements of Section 14A of the Exchange Act, the Company is required to hold a new say-on-frequency vote at least every six years. Accordingly, this Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in the Company’s proxy materials for future annual meetings of shareholders (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, shareholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

Like the say-on-pay vote, this say-on-frequency vote is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when determining the frequency of future say-on-pay votes.

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereat, provided that a quorum exists, is required to approve a frequency option for future advisory votes on executive compensation. However, if no option receives the requisite majority approval, then our Board of Directors will consider the option receiving the highest number of votes as the preferred option of our shareholders.

The Board of Directors recommends a vote to hold future advisory votes on the compensation of the Named Executive Officers every ONE YEAR.

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF

THE INDEPENDENT AUDITOR

(Item 4 on the Proxy Card)

The Audit Committee has selected the firm of Ernst & Young to act as the Company’s independent auditor for the fiscal year ending February 3, 2024, and recommends that the shareholders vote in favor of such appointment. In making its selection of the independent auditor, the Audit Committee considered whether Ernst & Young’s provision of services other than audit services, including its past and current tax planning and tax advisory services, is compatible with maintaining independence as the Company’s independent registered public accounting firm. Ernst & Young has served as the Company’s independent auditor since March 19, 2007.

Shareholder approval of the selection of Ernst & Young as our independent auditor is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditor. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young’s appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

We expect that a representative of Ernst & Young will be in attendance at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereat, provided that a quorum exists, is required to ratify the appointment of Ernst & Young.

The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young on the Proxy Card and Voting Instruction Form.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Independent Registered Public Accountant Fee Summary

Aggregate fees billed to us for the fiscal years ended January 28, 2023 and January 29, 2022 by Ernst & Young, our independent auditor, are as follows (in thousands):

	Year Ended Jan. 28, 2023	Year Ended Jan. 29, 2022
Audit fees(1)	$4,826	$4,243
Audit related fees(2)	45	82
Tax fees(3)	87	64
All other fees(4)	—	—

Total	$4,958	$4,389

(1)

“Audit fees” consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)

“Audit related fees” consist of fees for services related to certain agreed-upon procedures and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal controls that are not reported under “Audit fees.”

(3)

“Tax fees” consist of fees for tax compliance and tax advice. For fiscal 2023, the amount includes approximately $77,000 for tax compliance and preparation services and approximately $10,000 for all other tax related services. For fiscal 2022, the amount includes approximately $47,000 for tax compliance and preparation services and approximately $17,000 for all other tax related services.

(4)	“All other fees” consist of fees for any services not included in the first three categories.

All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.

The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young during fiscal 2023 was compatible with maintaining auditor independence. In addition to retaining Ernst & Young to audit and review our consolidated financial statements for fiscal 2023, the Company retained Ernst & Young, as well as other accounting firms, to provide other advisory services in fiscal 2023. The Company understands the need for its independent auditor to maintain objectivity and independence in its audit of the Company’s consolidated financial statements.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approvals are detailed as to the particular service or category of service and the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with the pre-approvals, including the related fees. In addition to regular pre-approvals by the Audit Committee, the Audit Committee Chairperson may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority are normally reported to the Audit Committee at its next meeting.

The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company’s system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements, expressing an opinion as to the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles in the United States, and expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended January 28, 2023. In addition, we have discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and we have discussed with the independent auditor the independent auditor’s independence.

The Audit Committee has met with Ernst & Young to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the SEC.

By the Audit Committee,

Anthony Chidoni, Chairperson Deborah Weinswig Alex Yemenidjian

DIRECTORS AND EXECUTIVE OFFICERS

The directors, director nominees and executive officers of the Company as of April 13, 2023 are as follows:

Name	Age	Director Since	Position
Maurice Marciano	74	1981	Director
Paul Marciano	71	1990	Chief Creative Officer and Director
Carlos Alberini	67	2019	Chief Executive Officer and Director
Anthony Chidoni	71	2002	Director
Cynthia Livingston	71	2019	Director
Deborah Weinswig	52	2018	Director
Alex Yemenidjian	67	2005	Chairman of the Board
Dennis R. Secor	60	N/A	Interim Chief Financial Officer

Director Tenure and Diversity

Approximately 43% of our directors have served on the Board for less than five years. The average tenure of our directors is approximately 18 years (with a median tenure of approximately 17 years). The average tenure of our independent directors is approximately 11 years (with a median tenure of 10.5 years).

With respect to the directors and director nominees named above, Anthony Chidoni, Cynthia Livingston, Deborah Weinswig and Alex Yemenidjian are deemed to be “independent” directors under the director independence standards of the New York Stock Change (“NYSE”).

Among our current seven directors, two are women, and one self-identifies as an individual from an underrepresented community. The Nominating and Governance Committee is engaged in the process of identifying diverse director candidates that also meet the independence requirements under SEC and applicable NYSE rules.

Director Nominee Skills, Experience and Background

We believe each of the seven director nominees possesses the skills and experiences necessary for effective service as a director and to properly oversee management’s execution of the Company’s strategic plan. In addition to each nominee’s specific experience, qualifications and skills listed in their biographies and below, we believe that each nominee has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment. We believe all nominees have a commitment to the Company and to building long-term stockholder value. The following chart shows a summary of the director nominees’ skills and core competencies:

	Maurice Marciano	Paul Marciano	Carlos Alberini	Alex Yemenidjian	Anthony Chidoni	Deborah Weinswig	Cynthia Livingston

Public Company Leadership (CEO, CFO or Public Directorships)								6/7 directors

Senior Leadership Experience (C-Suite Executive or Equivalent)								6/7 directors

Operations Management								5/7 directors

Retail, Brand or Consumer Facing Industries								7/7 directors

eCommerce or Digital Experience								5/7 directors

Financial, Transactional, Accounting or Regulatory Compliance								3/7 directors

Board Diversity (Gender or Racial/Ethnic)								3/7 directors

BOARD OF DIRECTORS

Maurice Marciano

Director	Current Board Committees
Since 1981	None

Skills and Qualifications

As a co-founder and leader within the Company for nearly 40 years, Mr. Maurice Marciano brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board. His strategic vision and global approach have been instrumental in helping the Board effectively oversee the overall business and direction of the Company.

Career Highlights

Mr. Maurice Marciano was one of the founders of the Company in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his role as executive Chairman of the Board from 2007 until January 2012. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer, together with his brother, Paul Marciano. Mr. Maurice Marciano retired as an employee and executive of the Company in January 2012. Following his retirement and until January 2015, he provided consulting services to the Company under the terms of a consulting agreement originally entered into in connection with his retirement. Mr. Maurice Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and served as non-executive Chairman of the Board from June 2018 to August 2020. In addition, from February 2, 2019 until February 19, 2019, Mr. Maurice Marciano served as the Company’s Interim Chief Executive Officer.

Paul Marciano

Chief Creative Officer and Director	Current Board Committees
Since 1990	None

Skills and Qualifications

Mr. Paul Marciano brings to the Board a vast amount of knowledge and experience accumulated over the life of the Guess brand. Mr. Paul Marciano’s leadership as Chief Creative Officer provides a direct and valuable link between management and the Board, and his creative and strategic vision for the brand help to guide the Board’s overall approach.

Career Highlights

Mr. Paul Marciano joined the Company two months after its inception in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his current role as Chief Creative Officer, a position he has held since August 2015. From August 2015 until June 2018, he also served as Executive Chairman of the Board. From 2007 until August 2015, Mr. Paul Marciano served as Chief Executive Officer and Vice Chairman of the Board, and between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer.

Carlos Alberini

Chief Executive Officer and Director	Current Board Committees
Since 2019	None

Skills and Qualifications

Mr. Alberini’s extensive executive leadership experience, particularly in the apparel industry, and strong operational background, together with his intimate knowledge of the Company’s operations (from his current and former roles with the Company), provide the Board with valuable strategic and operational insights.

Career Highlights

Mr. Alberini has served as the Chief Executive Officer and a member of the Board of Directors of the Company since February 2019. He previously served as Chairman and Chief Executive Officer of Lucky Brand, a denim-focused apparel company, from February 2014 until February 2019. Mr. Alberini served as the Co-Chief Executive Officer of RH (formerly known as Restoration Hardware Holdings, Inc.), a luxury home-furnishings company, from June 2010 through October 2012 and from July 2013 through January 2014, and he served as the sole Chief Executive Officer of RH from October 2012 through July 2013. Mr. Alberini previously served as the Company’s President and Chief Operating Officer from December 2000 to June 2010 (and as Interim Chief Financial Officer from May 2006 to July 2006). From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm.

Other Public Company Directorships in Last Five Years

Mr. Alberini has served on the board of directors of RH since June 2010.

Anthony Chidoni

Independent Director	Current Board Committees
Since 2002	-Audit (Chair) -Compensation -Nominating and Governance

Skills and Qualifications

Mr. Chidoni’s extensive background in investment banking and more recently as the principal and owner of a private hedge fund provides the Board with a valuable Wall Street perspective, a broad and deep insight into the capital markets and direct experience performing detailed review and analysis of public company financial statements.

Career Highlights

Mr. Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years.

Cynthia Livingston

Independent Director	Current Board Committees
Since 2019	-Compensation -Nominating and Governance (Chair)

Skills and Qualifications

As the former top executive for the Company’s watch licensee, Ms. Livingston provides the Board with a distinctive third-party perspective concerning its licensing business and licensing partners, along with a deep knowledge of the Guess brand and the Guess customer.

Career Highlights

Ms. Livingston has been the Co-Chairman of the Board of Directors of Bravado Design, a private company specializing in the design and sale of maternity and nursing bras, since 2016. Since September 2019, she has also served as a member of the Board of Directors of Independent Curators International, a non-profit global arts organization that focuses on the role of the curator in contemporary art. Ms. Livingston served as the President and Chief Executive Officer of Sequel AG, the global watch licensee for Guess from 2006 to 2016. From 1989 to 2005, she served in a number of increasingly senior roles with Callanen International, the global watch licensee for Guess during that period, ultimately serving as President and Chief Executive Officer from 1998 to 2005. Prior to that time, Ms. Livingston spent 15 years with Federated Department Stores, serving in numerous roles, including five years as Vice President, Fine and Fashion Jewelry, Watches, Accessories and Cosmetics.

Deborah Weinswig

Independent Director	Current Board Committees
Since 2018	-Audit -Nominating and Governance

Skills and Qualifications

Ms. Weinswig’s experience and expertise in retail innovation, especially as it relates to data and technology, as well as her knowledge of the global retail landscape, provides the Board with valuable insights into these important and rapidly changing areas.

Career Highlights

Ms. Weinswig is the founder and CEO of Coresight Research, a provider of research and advisory services to brands and investors, where she has served since February 2018. From 2014 until February 2018, she served as Managing Director for Fung Global Retail and Technology (“FGRT”), the think tank for the Fung Group. Prior to leading FGRT, Ms. Weinswig served as Chief Customer Officer for Profitect Inc., a predictive analytics and big data software provider, and in a number of roles with Citigroup, Inc., most recently as Managing Director and Head of the Global Staples and Consumer Discretionary team at Citi Research. In addition, Ms. Weinswig serves on the board for Kiabi, a private French retail company specializing in ready-to-wear apparel, on the advisory board for a number of accelerators and on the board for a number of philanthropic organizations. Ms. Weinswig is a Certified Public Accountant and holds an M.B.A. from the University of Chicago.

Other Public Company Directorships in Last Five Years

Ms. Weinswig currently serves on the board of directors of Xcel Brands, Inc., a consumer products company (where she also serves on its audit committee), and Primaris REIT, a real estate investment company that manages retail properties (where she also serves on its audit committee and its compensation, governance and nominating committee).

She previously served on the board of directors of Nogin, Inc., a cloud-based eCommerce platform for brands and merchants, from August 2022 until February 2023, and CHW Acquisition Corporation, a special purpose acquisition company that ultimately merged with Wag Labs, Inc., a pet services marketplace company, from August 2021 until August 2022.

Alex Yemenidjian

Independent Director	Current Board Committees
Since 2005	-Audit -Compensation (Chair)

Chairman of the Board
Since 2020

Skills and Qualifications

Mr. Yemenidjian provides the Board with the unique perspective of someone with significant experience as a Chief Executive Officer. In addition, his strong accounting and finance background, including experience as a Chief Financial Officer, provides the Board with valuable insight and a depth of knowledge and experience with respect to accounting and finance related matters.

Career Highlights

Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Oshidori International Development LTD, a Japanese company established to develop an integrated resort in Japan, from June 2020 to September 2022. Between January 2005 and June 2020, he served as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company. He was a co-owner and served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel & Casino, Inc., an owner and operator of casino hotels, from July 2009 to August 2015. Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a leading entertainment company, from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. (“MGM”) (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.), a global entertainment company, from 1989 to 2005 and was its President from 1995 to 1999. He also served MGM in other capacities, including as Chief Operating Officer from 1995 until 1999 and as Chief Financial Officer from 1994 to 1998. In addition, Mr. Yemenidjian served as an executive of Tracinda Corporation, the majority owner of both Metro-Goldwyn-Mayer Inc. and MGM, from 1990 to 1997 and again during 1999. Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants.

Other Public Company Directorships in Last Five Years

Mr. Yemenidjian has served as a trustee of Baron Investment Funds Trust (where he also sits on its audit and nominating committees) and Baron Select Funds, both mutual funds, since 2006. He also served as non-executive Chairman of Oshidori International Holdings Ltd, a financial services company, from June 2020 until September 2022; as a director of Green Thumb Industries, Inc., a multi-state grower, producer and retailer of cannabis products, from June 2019 to December 2020; and as a director for Regal Entertainment Group, a motion picture theater operator, from 2005 until 2018.

EXECUTIVE OFFICERS

Information on the business background of Carlos Alberini, our Chief Executive Officer, and Paul Marciano, our Chief Creative Officer, is set forth above under “Directors.”

Dennis R. Secor has been an employee of the Company since March 15, 2022 and has served as the Interim Chief Financial Officer and Chief Accounting Officer of the Company since April 1, 2022. Mr. Secor previously served as the Senior Vice President and Chief Financial Officer of the Company from July 2006 to December 2012. Since 2021, Mr. Secor has operated his own management consulting practice in New Zealand, providing financial and operational management services to small and medium sized businesses. Before that, he served as the Chief Financial Officer of Torrid Holdings Inc., a publicly traded plus-size clothing retailer, from May 2018 to July 2019, as Chief Financial Officer of Incipio Group, a privately held consumer technology accessories designer and manufacturer, from November 2017 to January 2018, and as Executive Vice President, Chief Financial Officer and Treasurer of Fossil Group, Inc., a publicly traded global accessories retailer and wholesaler, from December 2012 to November 2017. Before his initial service with the Company, Mr. Secor served as Vice President and Chief Financial Officer of Electronic Arts Canada, a subsidiary of Electronic Arts Inc., a publicly traded video game publisher, from August 2004 to July 2006. He holds a B.S. in Business Administration, Accounting from the University of San Diego.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence, Structure and Committee Composition

The Board is currently composed of seven directors, four of whom qualify as independent directors pursuant to corporate governance standards applicable to companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no direct or indirect material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, during any twelve-month period within the last three years, more than $120,000 of direct compensation from the Company other than (a) for Board or committee service, pension or other forms of deferred compensation for prior service or (b) by an immediate family member for services as an employee of the Company (other than as an executive officer); (3) not (a) being a current partner or employee of a firm that is the Company’s internal or external auditor; (b) having an immediate family member who is a current partner of such a firm; (c) having an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) being within the last three years or having an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the past three fiscal years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.

Applying these categorical standards and considering all relevant facts and circumstances, the Board determined that the following director nominees qualify as independent: Anthony Chidoni, Cynthia Livingston, Deborah Weinswig and Alex Yemenidjian (the “Independent Directors”). In addition, the Board previously determined that Laurie Ann Goldman, who elected not to stand for re-election at our 2022 annual meeting of shareholders, qualified as independent during the period of her service on the Board.

Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee and the Compensation Committee, also meets the additional criteria for independence of (i) audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and (ii) compensation committee members set forth in the NYSE listing rules in accordance with Rule 10C-1 under the Exchange Act. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Anthony Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. A brief description of Mr. Chidoni’s background and experience can be found under “Directors and Executive Officers” above.

Our Board had the following three standing committees in fiscal 2023: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The current membership as of the date of this Proxy Statement and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://investors.guess.com.

The Board of Directors held eleven meetings during fiscal 2023. Each director attended at least 75% of the aggregate of the total Board meetings and total committee meetings on which such director served during fiscal 2023, with the exception of Mr. Maurice Marciano, whose attendance was two meetings below this threshold. As previously disclosed, Mr. Maurice Marciano continues to undergo rehabilitation and physical therapy as a result of serious injuries he suffered from a cycling accident. Directors are encouraged to attend annual meetings of the Company’s shareholders. All of our then-current directors attended the 2022 annual meeting of shareholders.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors:
Anthony Chidoni	*X	X	X
Cynthia Livingston		X	*X
Deborah Weinswig	X		X
Alex Yemenidjian	X	*X
Other Directors:
Maurice Marciano
Paul Marciano
Carlos Alberini
Number of Meetings in Fiscal 2023	8	8	5

X = Committee member; * = Chair

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent auditor; reviews and approves the scope of the annual audit, the audit fees and the consolidated financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company’s consolidated financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company’s website at http://investors.guess.com.

Compensation Committee

The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. A current copy of the Compensation Committee Charter is available on the Company’s website at http://investors.guess.com. For more information, see “Executive and Director Compensation” below.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company’s management and the Board and its committees (including individual director self-evaluations); and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairperson of the Compensation Committee, evaluating the performance of the Chief Executive Officer and presenting the results of such evaluation to the Board and to the Chief Executive Officer; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at http://investors.guess.com.

Consideration of Director Nominees

Shareholder Recommendations

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such recommendations of director nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below.

Any shareholder recommendations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•	the shareholder’s name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the shareholder during the year preceding the date of nomination;

•

the director candidate’s name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the director candidate during the year preceding the date of recommendation;

•	a statement of the director candidate’s qualifications for Board membership;

•

a description of all arrangements or understandings between the shareholder and each proposed director candidate and any other person or persons (including their names) pursuant to which the recommendation(s) are to be made by such shareholder;

•	a written consent by the director candidate to being named as a nominee and to serve as a director if elected; and

•	such other information required in Section 2 of our Bylaws.

Any shareholder recommendations for candidates for membership on the Board should be addressed to:

Guess?, Inc.

Attn: Chair of the Nominating and Governance Committee

c/o Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•	ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	commitment to understand the Company and its business, industry and strategic objectives;

•

commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•	willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•	good health and ability to serve for at least five years; and

•

for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules;

•

for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; and

•	whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board’s existing strengths.

The Nominating and Governance Committee is engaged in the process of identifying diverse director candidates that also meet the independence requirements under SEC and applicable NYSE rules. Among our current seven directors, two are women, and one self-identifies as an individual from an underrepresented community.

While the Nominating and Governance Committee considers all of these factors, including whether the nominee will foster a diversity of backgrounds and experiences, as part of its evaluation of nominees, no single factor is necessarily determinative in the evaluation process. Instead, all of these factors, and any others deemed relevant by the Nominating and Governance Committee, are considered as a whole in assessing each prospective nominee.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. All of the nominees for election at the Annual Meeting are current members of the Board who are standing for re-election.

The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise or whether it would be advisable to increase the overall size of the Board through the addition of a new director. In the event that vacancies are anticipated, or otherwise arise, or the size of the Board may be increased, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms hired to identify potential nominees, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

As described above, the Nominating and Governance Committee considers properly submitted shareholder recommendations of director candidates for membership on the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Director Resignation Policy

The Board has adopted a Director Resignation Policy, providing that any nominee for director in a non-contested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

Board Leadership Structure

The Company’s Governance Guidelines provide that the Board should be free to determine, in any manner that it deems best for the Company from time to time, whether the roles of Chairman of the Board and Chief Executive Officer (“CEO”) should be separate. Since 2007, the roles of Chairman of the Board and Chief Executive Officer have been separate, except for a brief period between February 2, 2019 and February 19, 2019 when Mr. Maurice Marciano served as both non-executive Chairman of the Board and Interim Chief Executive

Officer (pending the effective start date for Carlos Alberini as the Company’s new Chief Executive Officer). Currently, Mr. Yemenidjian serves as the Company’s non-executive Chairman of the Board and Mr. Alberini serves as the Company’s Chief Executive Officer. The Board believes that this is currently the most effective leadership structure for the Company, striking an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.

Having Mr. Yemenidjian, an Independent Director, serve as Chairman of the Board helps to promote the independent and effective oversight of the Board and management and to facilitate free and open discussion and communication among the Independent Directors. The Chairman of the Board presides at all executive sessions of the Board at which only Independent Directors are present. These executive sessions are held to discuss various issues and matters of concern to the Board, including the effectiveness of management, the Company’s performance and the Company’s strategic plans. The executive sessions are generally held in conjunction with regularly scheduled quarterly meetings of the Board, but may be called at any time by our Chairman of the Board or any of our other Independent Directors. Our Chairman of the Board typically sets the agenda for these executive sessions with input from the other Independent Directors and discusses issues that arise from those sessions with our Chief Executive Officer or other members of management, as appropriate.

The Company also has strong corporate governance structures and processes that are intended to ensure that its Independent Directors will continue to effectively oversee key issues such as strategy, risk and integrity. Each of the committees of the Board is composed solely of Independent Directors. Consequently, Independent Directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of senior executives, liquidity and capital resource allocation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Board committees hold independent sessions among their members, without management present, to discuss issues and matters of concern to the committees.

Our Commitment to Sustainability

At Guess, our commitment to sustainability is based on three key principles. First, we believe in operating with integrity; second, we are committed to empowering our people; and third, we are passionate about protecting our planet. Below are some highlights as to what we are focused on and what we have achieved in honoring these principles.

Leader in ESG reporting

•

The Company developed the GUESS Sustainability Assurance Framework, an internal set of controls to validate over one hundred ESG metrics. Additionally, the Company was one of the first to have its ESG report successfully undergo a reasonable assurance level examination by a major external assurance provider. The same commitment will be applied to our upcoming fiscal 2022-2023 Sustainability Report.

Empowering people

•	In fiscal 2023, the Company assigned a dedicated associate to oversee the implementation and growth of its various diversity and inclusion efforts.

•

In fiscal 2022, the Company continued to achieve gender pay parity in the U.S. and expanded on this previous achievement by reaching pay parity in its Guess Europe and Guess Asia corporate offices in fiscal 2022 as well.

•

The Company partnered with Gyrl Wonder in fiscal 2023, an organization that fosters a professional pipeline for the next generation of female leaders of color, participating in their inaugural #gyrlgethired conference. We are also continuing to expand our collaborations with colleges and universities to bolster outreach to students who are Black, indigenous, and people of color, encouraging participation in Company programs such as the summer internship program.

•

In August 2022, the Company launched a set of Diversity, Equity, and Inclusion training curriculums for members of our U.S. and Canada corporate offices and required all such employees to complete an Introduction to Diversity and Inclusion program by the end of calendar 2022.

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The Future Leaders Program and the District Training Manager Program aim to develop high-potential associates for leadership positions. In fiscal 2023, 36% of those who participated in the Future Leader Program were promoted internally.

•

In fiscal 2022, 31% of our executive management team identified as women, and 33% of our Board of Directors identified as women. In addition, more than 65% of the organization at the manager level, both corporate and retail, identified as women in fiscal 2022. Further, in fiscal 2022, retail and corporate employees at the management level in the U.S. self-identified as: 49% Hispanic or Latinx, 24% White, 12% Black or African American, 8% Asian and 7% Other.

Connected with our suppliers

•

100% of our Tier 1 suppliers are assessed against our vendor scorecard on social responsibility. Additionally, as part of our supplier transparency commitment, we have published a list of our key Tier 1 and Tier 2 suppliers.

•	The Company is working toward its goal to establish a training program for 100% of factory owners in key regions by 2025.

Creating with sustainable material

•	We are nearing our publicly stated goal of procuring 30% of our global materials portfolio from environmentally preferred material sources.

Part of the climate solution

•

We made progress on our climate roadmap to achieve our Science Based Target Initiative-approved goal to reduce Scope 1 + 2 emissions by 50% and Scope 3 supply chain emissions by 30% by 2030. In fiscal 2022, the Company made its first buy of Energy Attribute Certificates (EACs) to radically cut its Scope 2 emissions and continued to do so in 2023 to further the Company’s emission reduction plan.

Optimizing fashion with minimal waste

•

We continued to make progress on our goals to advance circularity including offering a circular product design for each of our major product categories. Further, we made progress on our product packaging goals as we target 100% of product packaging to be recycled or recyclable by the end of 2025.

•

Through RESOURCED, our signature take-back program, in fiscal 2022 and 2023 the Company diverted 49,272 and 101,515 kilograms, respectively, of customers’ unwanted clothing, accessories and shoes from landfills to be efficiently sorted, reused and recycled.

Board Oversight Over Environmental, Sustainability, and Corporate Social Responsibility

The Nominating and Governance Committee oversees and advises the Board with respect to the Company’s global sustainability planning and biennial Corporate Sustainability Report. In addition, our Sustainability and

ESG Team works to ensure that environmental and social responsibility is embedded into decision-making processes across the Company. This global team is made up of directors and senior managers in the U.S., Europe and Asia reporting to our Vice President, Internal Audit and Corporate Social Responsibility, who administratively reports to our Chief Executive Officer and directly reports to the Audit Committee. Further, our Sustainability Steering Committee, which is led by our Chief Executive Officer, reviews our sustainability plan, identifies priority risks and opportunities, and monitors progress against our commitments and goals.

More details on our sustainability efforts are available on our website and in our Sustainability Report posted on our website at https://sustainability.guess.com. The information contained on, or that may be accessed through, the Company’s websites is not incorporated by reference into, and is not a part of, this Proxy Statement.

Risk Oversight

The Board executes its risk oversight responsibility for risk management directly and through its committees. Although management is responsible for the day-to-day management of risk, throughout the year the Board regularly discusses and assesses significant risks and mitigation strategies with management. The Board and its appropriate committees consider risks associated with our business plans, operational efficiencies, strategic objectives, investment opportunities, financial reporting, capital structure, cybersecurity, information system infrastructure and controls, climate and others. For instance, the Audit Committee, which is generally responsible for oversight of financial reporting risks, reviews an annual risk assessment prepared by the internal audit department, which identifies strategic, operational and internal control risks, and informs the internal audit plan for the next fiscal year. The Audit Committee has also provided oversight with respect to cybersecurity matters. The Nominating and Governance Committee, on the other hand, oversees and advises the Board with respect to the Company’s positions and practices regarding significant ESG risks, including oversight for the Company’s global sustainability planning and biennial Corporate Sustainability Report, including topics related to climate-related risks and human capital matters.

In addition, the Compensation Committee and management consider, in establishing and reviewing our compensation arrangements for executives and other employees, whether these arrangements encourage unnecessary or excessive risk taking, and we believe that they do not. In particular, our executive compensation program reflects a balanced approach using a mix of different compensation elements without putting an undue emphasis on a single element or applicable performance measure. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. While annual bonus opportunities for our named executive officers generally include a pre-established, objective measure of performance for the applicable year, the Compensation Committee retains the ability to adjust the incentives based on its assessment of such other factors as it deems appropriate, and in all cases subject to an applicable maximum level. The Compensation Committee also has discretion to set the appropriate equity award grant levels each year (within any applicable maximum). The Compensation Committee’s ability to exercise discretion in making these determinations helps ensure that there is a clear linkage between pay and performance over both the short- and long-term, and that performance is evaluated based on both the absolute results and the manner in which the results were achieved.

Because equity awards make up a substantial portion of each of our executive’s total compensation opportunity, there is a strong alignment between executives’ interests and those of our shareholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance, and because we utilize multiple performance measures for our equity awards subject to performance-based vesting requirements. For example, equity awards granted to Mr. Alberini in fiscal 2023 included performance-based restricted stock units with vesting based on a three-year relative total shareholder return (“TSR”) measure. Additionally, Mr. Paul Marciano received a restricted stock unit award in fiscal 2023 that will not become eligible to vest unless the Company achieves certain performance thresholds tied to the Company’s licensing segment earnings from operations and the Company’s earnings from operations.

Potential risks are also mitigated by the significant amounts of our Common Stock that are owned or beneficially owned by Messrs. Maurice and Paul Marciano and, as outlined in the “Compensation Discussion and Analysis” section below, our stock ownership guidelines and compensation “clawback policy” applicable to certain senior executives.

Information Security Risk Oversight

The Company’s information security program is led by our global Chief Information Security Officer (“CISO”). Some of our current key information security initiatives include: (i) annual cybersecurity risk assessments based on the Magerit methodology to assist in identifying and controlling information systems risks; (ii) a vulnerability management program maintained in compliance with international information security standards and supported by external cyber security companies, including quarterly scans performed by an Approved Scanning Vendor to maintain PCI compliance and 24/7 monitoring of our networks and servers operated by an external Security Operation Center; and (iii) regular employee training efforts, including through the delivery of cybersecurity awareness courses imitating phishing attacks and other threat actor methods. Our global CISO oversees day-to-day management of data security, working closely with our legal department and our Chief Technology Officer. The Company also maintains information security risk insurance to provide additional protection against an increasingly aggressive cyber-environment. While the Board of Directors retains general oversight over information security matters (including active engagement with senior management on this topic during fiscal 2023), the Audit Committee also provides additional oversight with respect to cybersecurity matters, with a focus on financial systems and reporting.

Communications with the Board

You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Chairman of the Board.

Governance Guidelines and Committee Charters

The Company’s Governance Guidelines, which satisfy the NYSE’s listing standards for “corporate governance guidelines,” as well as the charters for each of the committees of the Board, are available at http://investors.guess.com. Any person may request a copy of the Company’s Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Code of Ethics

The policies comprising our code of ethics are set forth in the Company’s Code of Ethics (the “Code of Ethics”). These policies satisfy the NYSE’s and the SEC’s requirements for a “code of ethics,” and apply to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) and employees. The Code of Ethics is published on our website at http://investors.guess.com. Any person may request a copy of the Code of Ethics, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021. To the extent required by rules adopted by the SEC and the NYSE, we intend to promptly disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions granted to executive officers and directors, on our investor website.

Anti-Hedging Policy

The Company does not have a separate written policy prohibiting hedging transactions. Instead, the Company has a practice of reviewing and restricting, as appropriate, hedging transactions as part of its overall program for reviewing employee and director trading in Company securities. That program is governed by the Company’s written Securities Trading Policy and Restrictions, which generally prohibits insiders with material non-public information from engaging in transactions in Company stock, including purchases, sales or any other change in ownership, including gifts, loans, pledges or hedges, or other transfers.

Indemnification of Directors

The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors’ and officers’ liability insurance. The effect of such provisions is to indemnify, to the extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and governing the executive compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general executive compensation policies of the Company, administers certain of the Company’s compensation plans, and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE, including such additional requirements specific to membership on the Compensation Committee. During fiscal 2023, the Compensation Committee consisted of three Board members each of whom the Board affirmatively determined satisfied these independence requirements. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although the Compensation Committee did not delegate its authority to any subcommittee in fiscal 2023.

The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at http://investors.guess.com. Pursuant to its Charter, the Compensation Committee’s responsibilities and authorities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

•	evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

•	set officers’ compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

•	review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

•	review and recommend to the Board appropriate director compensation programs for non-employee directors;

•	review its own performance and assess the adequacy of its Charter;

•	approve stock option grants and other equity-based or incentive awards;

•

the authority to retain and terminate any compensation consultant or other advisor used to assist in the evaluation of officer or director compensation, including to approve the advisor’s fees and other retention terms; and

•

produce a report of the Compensation Committee and review and recommend to management the inclusion of the Compensation Discussion and Analysis section to be included in the Company’s annual proxy statement.

The Company’s executive compensation programs are determined and approved by the Compensation Committee. Messrs. Paul Marciano and Alberini make recommendations to the Compensation Committee regarding the salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officers. Messrs. Paul Marciano and Alberini do not participate in Compensation Committee deliberations regarding their own compensation. At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is ultimately determined by the Board. Equity awards to all employees, including all officers subject to Section 16 of the Exchange Act, are made by the Compensation Committee. During fiscal 2023, the Compensation Committee met eight times.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Executive Officers). The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant. As described below under “Compensation Discussion and Analysis—The Role of the Independent Compensation Consultant,” the Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.

Non-Employee Director Compensation—Fiscal 2023

Compensation for individuals who were members of our Board of Directors at any time during fiscal 2023 and who were not also our employees (referred to herein as “Non-Employee Directors”) generally consisted of annual retainers, fees for attending meetings and equity awards. The compensation paid to Messrs. Paul Marciano and Alberini, directors who also served as executive officers of the Company during fiscal 2023, is presented below in the “Summary Compensation Table” and the related explanatory tables. While employed by the Company, Messrs. Paul Marciano and Alberini are not entitled to receive additional compensation for their services as directors. The following table presents information regarding the compensation paid to our Non-Employee Directors with respect to fiscal 2023.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano	45,500	248,518	—	294,018
Anthony Chidoni	100,000	248,518	—	348,518
Laurie Ann Goldman(2)	19,688	68,531	—	88,219
Cynthia Livingston	230,893	248,518	—	479,411
Deborah Weinswig	187,643	248,518	—	436,161
Alex Yemenidjian	196,500	343,512	—	540,012

(1)

The amounts reported in Column (c) reflect the aggregate grant date fair value of stock awards granted in fiscal 2023, computed in accordance with FASB ASC Topic 718 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2023 Annual Report on Form 10-K.

On January 31, 2022, the Company granted each of our Non-Employee Directors then serving on the Board an award of 2,977 shares of restricted stock with a grant date fair value of $68,531. On April 22, 2022, the Company granted Mr. Yemenidjian a grant of 11,987 shares of restricted stock (with a grant date fair value of $274,982) as Chairman of the Board, and granted each of our other Non-Employee Directors then serving on our Board an award of 7,846 shares of restricted stock with a grant date fair value of $179,987. See the preceding paragraph regarding the grant date fair value of these awards.

The following table presents the number of shares of our Common Stock subject to outstanding and unexercised option awards and the number of shares of our Common Stock subject to unvested stock awards held by each of our Non-Employee Directors as of January 28, 2023.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Shares Subject to Outstanding and Unvested Stock Awards
Maurice Marciano	—	7,846
Anthony Chidoni	—	7,846
Laurie Ann Goldman(2)	—	0
Cynthia Livingston	—	7,846
Deborah Weinswig	—	7,846
Alex Yemenidjian	—	11,987

(2)	Ms. Goldman decided not to stand for re-election as a member of our Board of Directors at our 2022 annual meeting.

Annual Retainer and Meeting Fees

The following schedule of annual retainers and meeting fees was used to determine the cash compensation paid to each of our Non-Employee Directors for their service during fiscal 2023.

Type of Fee	Dollar Amount($)
Annual Board Retainer	35,000
Additional Annual Retainer to Chair of the Board	105,000	(1)
Additional Annual Retainer to Chair of Audit Committee	20,000
Additional Annual Retainer to Chair of Compensation Committee	17,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	12,500
Additional Attendance Fee per Standing Committee Meeting Attended	1,500
Additional Attendance Fee per Board Meeting Attended	1,500

(1)

Effective as of January 30, 2022, the additional annual retainer for a Non-Employee Director serving as Chair of the Board was increased from $36,500 to $105,000. If no Non-Employee Director is serving as Chair of the Board, the Non-Employee Director serving as lead independent director will receive an additional annual retainer of $25,000.

In addition to the amounts above, the members of a special committee formed by our Board during fiscal 2023 received an additional monthly retainer of $10,000 while serving on that committee ($12,500 monthly for the Non-Employee Director serving as Chair of that committee). All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company’s Non-Qualified Deferred Compensation Plan, as more fully described below under “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan.” Non-Employee Director retainers are paid on a quarterly basis. All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur in serving as directors.

At our 2022 annual meeting, shareholders approved the amendment and restatement of the Company’s 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”), and our authority to grant new awards under the Guess?, Inc. Non-Employee Directors’ Compensation Plan (the “Director Plan”) terminated in connection with the amendment and restatement of the 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan includes limits on the cash and equity compensation that may be paid or granted to Non-Employee Directors each year. Pursuant to the terms of the 2004 Equity Incentive Plan, the maximum cash compensation that may be paid to a Non-Employee Director in any one fiscal year for service on our Board is $300,000 and the maximum grant date fair value of all share-based awards granted to a Non-Employee Director under the 2004 Equity Incentive Plan in any one fiscal year is $500,000.

Equity Awards

Under the terms of the Director Plan as in effect before September 2021, each Non-Employee Director serving on our Board on the first business day of each fiscal year who had not been an employee of the Company at any time during the immediately preceding 12 months was entitled to receive an award of a number of shares of restricted stock (or restricted stock units for non-U.S. residents) equal in value to $180,000 on that date. In September 2021, the Board determined that, beginning with our 2022 annual meeting, the annual equity award grants for our Non-Employee Directors would be made at the annual meeting each year rather than at the beginning of our fiscal year and that the dollar value of each annual equity award would be approved each year by the Board (or, if the Board did not approve a different amount, $180,000). In connection with this change in the annual grant date, the Director Plan was amended to provide for each Non-Employee Director then serving on the Board of Directors to receive a one-time award of a number of shares of restricted stock (or restricted stock units for non-U.S. residents) equal in value to $68,531 on January 31, 2022, representing a pro-rated annual equity award to cover the period of time from the beginning of fiscal 2023 through the estimated (at that time) date of our 2022 annual meeting. Accordingly, on January 31, 2022, each Non-Employee Director then serving on our Board was granted a restricted stock or restricted stock unit award with respect to 2,977 shares of our Common Stock.

The amendment and restatement of the 2004 Equity Incentive Plan was approved at our 2022 annual meeting, and the annual equity award grants for our Non-Employee Directors in connection with that annual meeting were awarded under that plan. The 2004 Equity Incentive Plan, as amended and restated, provides that on each annual meeting of our shareholders, beginning with the 2022 annual meeting, each Non-Employee Director who (unless otherwise determined by our Board) has not been an employee of the Company or any of its subsidiaries at any time during the immediately preceding 12 months will be granted a restricted stock (or, for non-U.S. residents, restricted stock unit) award for a number of shares of our Common Stock equal to a dollar amount approved by our Board divided by the fair market value of a share of our Common Stock on the date of grant, rounded down to the nearest whole share. In the absence of a different determination by our Board in advance of the applicable grant date, such dollar amount is $180,000, and $275,000 for a Non-Employee Director then serving as Chair of our Board. Accordingly, on April 22, 2022, each Non-Employee Director then serving on our Board was granted a restricted stock or restricted stock unit award with respect to 7,846 shares (except that the grant for Mr. Yemenidjian was for 11,987 shares because he was serving as Chairman of our Board). Each Non-Employee Director restricted stock or restricted stock unit award under the 2004 Equity Incentive Plan is, unless otherwise provided by our Board, scheduled to vest in full on the first to occur of (i) the first anniversary of the date of grant of the award, (ii) a termination of the award recipient’s service on our Board if the Non-Employee Director has completed a full term of service and he or she does not stand for re-election at the completion of such term, or (iii) the occurrence of a “change in control” of the Company as defined in the 2004 Equity Incentive Plan.

Unless otherwise determined by the Board, if a Non-Employee Director’s service as a director terminates for any reason other than a termination in the circumstances described above, any restricted stock or restricted stock units granted to the Non-Employee Director that are not fully vested and free from restriction as of the director’s termination of service will automatically be forfeited and returned to the Company.

Our Board may change the terms of our director compensation program from time to time, has the authority under the 2004 Equity Incentive Plan to change the timing, grant date dollar value, and other terms of Non-Employee Director awards under that plan, and may grant other awards to Non-Employee Directors under the 2004 Equity Incentive Plan (including a pro-rated award for a new Non-Employee Director) from time to time.

Non-Employee Directors are subject to the Company’s Stock Ownership Guidelines, as described in more detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines” below.

Maurice Marciano Retirement

After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano retired from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. As required by the terms of his previous employment agreement, Mr. Maurice Marciano is entitled to receive lifetime retiree and family medical coverage. Mr. Maurice Marciano is also entitled to his fully vested benefits (based on his prior employment) pursuant to the standard terms of the Company’s Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers, referred to in this Proxy Statement as the “Named Executive Officers,” for their service in fiscal 2023:

•	Paul Marciano, Chief Creative Officer

•	Carlos Alberini, Chief Executive Officer

•	Dennis Secor, Interim Chief Financial Officer

•	Kathryn Anderson, Former Chief Financial Officer

Overview of Fiscal 2023 Results and Executive Compensation Actions

Fiscal 2023 Results

Fiscal 2023 was a year of continued progress and growth for our Company. Amid a challenging and changing macroeconomic environment, impacted by the war in Ukraine, severe supply chain disruptions and inflation, we have remained focused on what we can control. We proactively managed global supply chain issues by moving up product deliveries and thoughtfully managing inventory levels. We used capital wisely and prudently, while effectively controlling our costs. And, most importantly, we continued to execute on our brand elevation strategy, ensuring Guess is well-positioned for growth and value creation on the path ahead. Our fiscal 2023 financial results demonstrated continued revenue growth, up 4% in U.S. dollars from fiscal 2022, and an operating margin of over 9%. During the year, the strong U.S. dollar represented a significant headwind, as revenues grew 12% in constant currency, and currency headwinds negatively impacted operating margin by 140 basis points. See the discussion under “Non-GAAP Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Fiscal 2023 Annual Report for more information about our constant currency financial information. In terms of capital allocation, we remained committed to returning capital to our shareholders through dividends as well as share repurchases, with $187 million of shares repurchased in fiscal 2023. We believe that the transformation strategy we have executed over the last three years is delivering results, driven by our work to elevate our brands, constantly investing to improve the quality and sustainability of our products, optimize our store footprint, redefine our global e-commerce strategy, enhance our supply chain and drive efficiencies across the business.

Fiscal 2023 Executive Compensation Actions

The highlights of the Company’s executive compensation program for fiscal 2023 include:

•	No changes were made to the Named Executive Officers’ annual base salaries as compared to fiscal 2022, except for an increase in Ms. Anderson’s annual base salary prior to her separation.

•	During fiscal 2023, our Board appointed Mr. Secor as Interim Chief Financial Officer of the Company, in connection with which the Company entered into an employment agreement with Mr. Secor (the

“Secor Employment Agreement”). See “Description of Employment Agreements” below for a summary of the Secor Employment Agreement.

•	The Company’s annual cash incentive awards for the Named Executive Officers for fiscal 2023 consisted of the following:

•

Each of the Named Executive Officers was eligible for an annual cash incentive award for fiscal 2023 based on the Company’s earnings from operations during the fiscal year, relative to pre-established performance targets considered by the Compensation Committee to be rigorous. As evidence of the rigor of the performance targets, the applicable threshold performance level of earnings from operations for fiscal 2023 was not achieved. As a result, no cash incentive awards were paid to the Named Executive Officers for fiscal 2023 under the Company’s earnings from operations component of the awards. See “Annual Incentive Awards” below for more information.

•

In addition to his annual cash incentive award opportunity, the Compensation Committee approved a separate cash incentive award for Mr. Paul Marciano of $3,000,000 that would be payable if the Company’s licensing segment revenues for fiscal 2023 achieved a pre-established performance target. The Compensation Committee determined in March 2023 that the performance goal had been achieved. See “Special Cash Incentive Award for Paul Marciano” below for more information.

•

As a result of the performance under the cash incentive components described above, final cash incentive award amounts paid for fiscal 2023 were: zero for Mr. Alberini, $3.0 million for Mr. Paul Marciano and $200,000 for Mr. Secor (of which $175,000 was guaranteed under the terms of the Secor Employment Agreement and $25,000 was awarded on a discretionary basis by the Compensation Committee).

•

The equity awards granted to Mr. Paul Marciano and Mr. Alberini in fiscal 2023 consisted entirely of restricted stock units subject to performance-based vesting requirements, while the equity award granted to Mr. Secor consisted of restricted stock units subject to time-based vesting requirements. The Compensation Committee approved the following equity awards during fiscal 2023. See “Long-Term Equity Incentive Awards” below for more information.

•

Mr. Paul Marciano was granted an award of restricted stock units that would become eligible to vest as to 50% of the award based on the achievement of a threshold level of earnings from operations derived from the Company’s licensing segment for fiscal 2023, and as to the remaining 50% of the award based on the achievement of a threshold level of total Company earnings from operations for fiscal 2023. The Compensation Committee determined in March 2023 that the threshold performance level for earnings from operations derived from the Company’s licensing segment was met, but that the threshold level of total Company earnings from operations was not met, resulting in the vesting of half of the award and the forfeiture of the other half of the award (with final vesting of the award remaining subject to Mr. Paul Marciano’s continued service over a three-year period).

•

Mr. Alberini was granted an award of restricted stock units that would become eligible to vest with respect to between 0% and 150% of the target number of restricted stock units based on the Company’s relative total shareholder return (“TSR”) for a performance period ending on the last day of the Company’s fiscal year 2025.

•

Mr. Alberini was granted an award of restricted stock units that would become eligible to vest based on the achievement of a threshold level of earnings from operations for fiscal 2023. If the threshold level is achieved, the award vests based on the executive officer’s continued employment over a three-year period. The Compensation Committee determined in March 2023 that the threshold performance level was not met, resulting in the forfeiture of all of the shares under the award.

•	Mr. Secor was granted an award of restricted stock units that became eligible to vest as to 100% of the award on March 31, 2023, subject to Mr. Secor’s continued employment through such date.

•

Based on the Company’s strong relative TSR for the two-year and seven-month period ended January 28, 2023 (at approximately the 75th percentile among the peer group of companies used for this award), the Fiscal 2021 Relative TSR Award (as defined below) granted to Mr. Alberini in June 2020 vested at 140.22% of target (which would have been 150% of target before applying the dollar-denominated value cap applicable to such award). See “Long-Term Equity Incentive Awards—Fiscal 2021 Relative TSR Award-Final Vesting” below for more information.

Executive Compensation Program Philosophies and Objectives

The Company’s executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with those of our shareholders. In structuring the Company’s current executive compensation programs, we are guided by the following basic philosophies:

•	Competition for Executive Talent. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a multi-year period, thus further aligning the interests of shareholders and executives.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

•	We do not have minimum award levels under our Annual Incentive Bonus Plan or minimum payouts for our equity awards with performance-based vesting requirements.

•	We do not provide excise tax gross-ups on change in control payments.

•	We do not reprice “underwater” stock options (stock options where the exercise price is above the then-current market price of our stock) without shareholder approval.

•

Members of our senior management team, and all of our directors, are subject to stock ownership guidelines, which include holding requirements for individuals who have not satisfied the guideline level of ownership.

•

We have a policy to limit the amount of Company shares that a director or executive officer of the Company may pledge or otherwise use as security for a loan, margin account or similar arrangement to no more than 50% of the Company shares beneficially owned by such person after meeting his or her applicable stock ownership guidelines.

•

We have a “clawback” policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of cash and equity incentive compensation in certain circumstances, including if the awards are linked to financial results that are subsequently revised.

•	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

Consistent with our compensation philosophies described above, our goal for fiscal 2023 was to provide each Named Executive Officer with a total compensation opportunity that was competitive in light of the compensation provided to comparable executives at our peer group companies and that appropriately reflects individual and Company performance.

The Role of the Compensation Committee and Management

The Company’s executive compensation programs are determined and approved by the Compensation Committee. Messrs. Paul Marciano and Alberini make recommendations to the Compensation Committee regarding the salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officer. Messrs. Paul Marciano and Alberini do not participate in Compensation Committee deliberations regarding their own compensation. At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

The Role of the Independent Compensation Consultant

As indicated above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. During fiscal 2023, FW Cook assisted the Compensation Committee in reviews of executive compensation levels, including assembling and analyzing competitive compensation data for a peer group of companies.

The services performed by FW Cook for the Company have been exclusively limited to compensation consulting services performed at the request of the Compensation Committee. FW Cook does not undertake any work for the Company at the direction of the Company’s management or other employees, although the consultant communicates with management from time to time to obtain information necessary to advise the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.

The peer group used to inform the Compensation Committee’s judgment in setting executive compensation levels for fiscal 2023 was established by the Compensation Committee, taking into account the advice of FW Cook and input from management. In selecting the peer companies, made up of publicly traded retail apparel and accessories companies, the Compensation Committee considered factors such as the size and business models of each company, as well as whether such companies may compete with Guess for executive talent. The companies that comprised the peer group for fiscal 2023 were:

Abercrombie & Fitch Co. American Eagle Outfitters, Inc. Capri Holdings Limited Chico’s FAS, Inc. The Children’s Place, Inc. Deckers Outdoor Corp. Express, Inc.	Fossil Group, Inc. Levi Strauss & Co. PVH Corp. Ralph Lauren Corporation Tapestry, Inc. Urban Outfitters, Inc.

The peer group for fiscal 2023 was the same as the peer group for the prior year. Peer company compensation data was used by the Compensation Committee as a general reference point in its compensation reviews. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data. Instead, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions. Except as otherwise noted, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant.

Shareholder Engagement and the Role of Shareholder Say-on-Pay Votes

The Board of Directors and the Compensation Committee value the input of our shareholders regarding the Company’s governance practices and the design and effectiveness of our executive compensation program. In a typical year, the Company’s Chairman of the Board and Chairperson of the Compensation Committee engages directly in dialogue with key shareholders. During fiscal 2023, he spoke directly with a large number of investors representing a significant portion of the issued and outstanding shares of our Common Stock held by persons other than insiders. We intend to continue these outreach efforts in future years.

Our shareholders are currently provided with an opportunity to cast an advisory vote on our executive compensation program every year through the say-on-pay proposal. Our shareholders were last presented with such an opportunity at our 2022 annual meeting of shareholders, where shareholders approved of our executive compensation program for fiscal 2022, with 68.5% of the votes on our advisory say-on-pay shareholder vote at that meeting cast in favor of our executive compensation program. Based in part on shareholder conversations and the say-on-pay shareholder vote at our last annual meeting of shareholders, the Compensation Committee decided to continue to emphasize pay-for-performance through the use of rigorous performance metrics for both cash and equity awards, as demonstrated by the threshold performance levels for significant portions of cash and equity awards for Named Executive Officers not being met in fiscal 2023, despite the Company having a very productive year in the face of significant currency and other headwinds in fiscal 2023. This resulted in Mr. Alberini receiving zero cash bonus and forfeiting the entire portion of his equity award measured by fiscal 2023 performance. The other portion of Mr. Alberini’s fiscal 2023 equity award is subject to a relative total shareholder return (“TSR”) vesting requirement that compares the Company’s TSR over a three-year performance period to the TSR of a select peer group of companies. The Compensation Committee chose the TSR design based on prior feedback from shareholders indicating that they wanted the committee to incorporate (1) performance metrics that more closely link executive pay with shareholder value, such as TSR, and (2) longer performance periods for performance-based equity. In addition, for fiscal 2023, the Compensation Committee did not repeat the special stock price hurdle award that was granted to Mr. Alberini in fiscal 2022.

The Board and the Compensation Committee consider shareholder engagement to be an important part of their decision making process and plan to continue their outreach efforts in order to stay abreast of shareholder perspectives. When making future compensation decisions for our Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express directly to the Compensation Committee and through our annual say-on-pay advisory votes.

Executive Compensation Program Elements for Fiscal 2023

Summary

The key elements of our current executive compensation program for Named Executive Officers consist of base salary, an annual cash incentive opportunity and equity-based long-term incentive opportunities. We also provide a non-qualified deferred compensation plan, a 401(k) plan, a supplemental executive retirement plan for our Chief Creative Officer (and for our Chief Executive Officer, but only with respect to his prior service to the Company ending in June 2010) and severance protection for certain terminations of our Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) plan, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment or following a vesting period. We believe that this mix of longer-term and shorter-term elements allows us to achieve our dual goals of attracting and retaining executives.

Our Named Executive Officer’s annual incentive opportunities are paid out on an annual basis and are designed to hold executives accountable for annual performance. They also help further align Named Executive Officers’ interests with those of our shareholders and help us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our shareholders, although they also hold executives accountable for performance (as the value of the awards, as well as the number of shares/units vesting under certain awards, is linked to the achievement of specified performance goals and/or our stock price) and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance and/or share price.

The Compensation Committee uses these elements, as described in more detail below, to create a total compensation package for each Named Executive Officer that it believes supports the Company’s compensation objectives and provides a competitive compensation opportunity tied to both operating performance and changes in shareholder value.

Base Salaries

Base salaries for the Named Executive Officers are designed to compensate executives for their level of responsibility, skill, experience and individual contributions. The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. In determining the appropriate levels of base salary, the Compensation Committee also considers, in its subjective judgment, individual performance, scope of duties, pay history and market data.

With the exception of the base salary level for Ms. Anderson, the Compensation Committee determined that the Named Executive Officers’ base salary levels in effect for fiscal 2022 remained appropriate for fiscal 2023 and, accordingly, no Named Executive Officer other than Ms. Anderson received a base salary increase for fiscal 2023. In light of Ms. Anderson’s performance and peer data for chief financial officer compensation, Ms. Anderson’s base salary level was increased from $550,000 to $620,000, effective January 30, 2022. In connection with Mr. Secor’s appointment as Interim Chief Financial Officer, the Secor Employment Agreement provided for a base salary level of $650,000. For fiscal 2023, the Named Executive Officers’ annualized base salary levels are as follows: Mr. Paul Marciano—$1,200,000; Mr. Alberini—$1,200,000; Mr. Secor—$650,000; and Ms. Anderson—$620,000.

Annual Incentive Awards

We believe that a significant portion of compensation for executive officers should be based on performance, with the opportunity to earn substantial awards in connection with superior performance. Annual incentive awards are generally granted to the Company’s Named Executive Officers under the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”), a performance-based plan intended to motivate key employees by linking cash incentive award opportunities to pre-established performance objectives.

The Compensation Committee determined the Named Executive Officers’ annual incentives under the Bonus Plan for fiscal 2023 utilizing objective Company performance metrics, with the amount of the annual incentive determined based on the Company’s earnings from operations for fiscal 2023. The Compensation Committee chose earnings from operations as the measurement used to calculate the annual cash incentive amount for each executive to provide an objective framework for determining the awards. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors to better assess managements’ operation of the business. For these purposes, the Compensation Committee established threshold, target and maximum earnings from operations and, for Mr. Paul Marciano, licensing segment revenue goals, for fiscal 2023 at levels that the Compensation Committee considered to be rigorous.

Methodology to Determine Awards

Each Named Executive Officer employed by the Company at the time the Compensation Committee approved annual incentive awards in June 2022 (which did not include Ms. Anderson) had a threshold and target cash incentive amount under the Bonus Plan for fiscal 2023, and each executive’s annual cash incentive was in all events capped at a maximum amount. The threshold, target and maximum cash incentive award opportunities for the Named Executive Officers for fiscal 2023 are presented in the “Grants of Plan-Based Awards” table below, using their respective annual base salary levels in effect at the start of the fiscal year. The threshold, target and maximum incentive amounts are 100%, 200%, and 300%, respectively, of annual base salary in effect at the start of the fiscal year as to Messrs. Paul Marciano and Alberini, and 37.5%, 75%, and 112.5%, respectively, of annual base salary in effect under the Secor Employment Agreement as to Mr. Secor. The Named Executive Officers’ fiscal 2023 annual incentives were determined 100% based on the Company’s earnings from operations for fiscal 2023 (excluding the impact of certain specified litigation charges, certain professional service and legal fees and related costs, reorganization charges, impairment charges, acquisition charges, and tax and accounting related matters, or such other items as the Compensation Committee may in its discretion determine to be appropriate in the circumstances) relative to performance targets established by the Compensation Committee set forth in the table below.

	Earnings from Operations for Fiscal 2023	Annual Cash Incentive Amount (as a Percentage of Total Target Award)
Performance Level		P. Marciano	C. Alberini	D. Secor
Below Threshold	Less than $285.0 million	0%	0%	0	%(1)
Threshold	$285.0 million	50%	50%	50%
Target	$310.3 million	100%	100%	100%
Maximum	$365.0 million or more	150%	150%	150%

(1)	Subject to the Secor Employment Agreement, which provides for a minimum fiscal 2023 cash bonus for Mr. Secor of $175,000.

If the Company’s actual performance fell between the levels indicated above, the payout percentage would be determined by linear interpolation between the applicable payout levels.

Determination of Actual Awards

In March 2023, the Compensation Committee determined that the Company’s earnings from operations (as described above) for fiscal 2023 was $262.9 million, after giving effect to adjustments approved by the Compensation Committee in accordance with the terms of the awards to exclude (i) $9.5 million for asset impairment charges, (ii) $7.5 million for certain professional service and legal fees and related (credits) costs, and (iii) $(2.3) million net gains on lease modifications.

As this amount fell below the $285.0 million threshold performance level established for purposes of the awards, no cash incentive awards with respect to this program were paid with respect to fiscal 2023. Mr. Secor was awarded a $200,000 cash bonus for fiscal 2023, of which $175,000 was guaranteed under the terms of the Secor Employment Agreement and $25,000 was awarded on a discretionary basis by the Compensation Committee in order to recognize Mr. Secor’s significant contributions throughout fiscal 2023.

Special Cash Incentive Award for Paul Marciano

In addition to his annual cash incentive award described above, the Compensation Committee approved a separate licensing-based incentive opportunity for Mr. Paul Marciano for fiscal 2023. If the Company’s licensing segment revenues for fiscal 2023 (subject to the same adjustments noted above for earnings from operations under the Bonus Plan) were at least $91.9 million, Mr. Paul Marciano would be entitled to a cash award of $3,000,000. He would not receive any payment under this opportunity if the Company’s licensing segment revenues for fiscal 2023 were less than $91.9 million. The Compensation Committee approved this opportunity based on its determination that Mr. Paul Marciano’s performance and contributions continue to be instrumental to the success of the Company’s licensing results. In March 2023, the Compensation Committee determined that the Company’s licensing segment revenues for fiscal 2023 were $103.4 million, and accordingly, Mr. Paul Marciano received the full amount of this award.

Long-Term Equity Incentive Awards

The Company’s philosophy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of stock options, restricted stock and/or restricted stock units. The Compensation Committee has the authority to grant stock options, restricted stock, restricted stock units and other awards under the 2004 Equity Incentive Plan.

The Compensation Committee primarily utilizes restricted stock units as the main component of its long-term incentive grants to our Named Executive Officers. Use of restricted stock units instead of stock options as the main component of the long-term incentive grants reduces the level of potential share dilution that would otherwise develop if larger stock option awards were granted. In addition, restricted stock units promote commonality of interests between management and shareholders since the awards expose the recipient to both upside and downside risk based on the value of the Common Stock over time. The Compensation Committee also uses restricted stock unit awards as a retention incentive as they generally vest over a multi-year period.

In some years, the Compensation Committee has also granted a portion of the long-term incentive awards to the Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of a share of the Common Stock on the NYSE on the grant date. The Compensation Committee may from time to time utilize stock options in an executive equity award mix as stock options have value only if our shareholders realize value through stock price appreciation after the grant date of the options. Stock options also foster retention of key executives since the awards generally vest over three or four years.

Equity Awards for Named Executive Officers for Fiscal 2023

For fiscal 2023, the Compensation Committee determined that the Named Executive Officers’ long-term compensation would be granted solely in the form of restricted stock units that were subject to both performance-based and time-based vesting requirements to provide additional incentives to achieve specified financial goals. The fiscal 2023 equity awards granted to the Named Executive Officers are described below.

Performance Award for Mr. Paul Marciano. In June 2022, the Compensation Committee granted an award of 221,239 restricted stock units to Mr. Paul Marciano that were subject to both time- and performance-based vesting requirements. Fifty percent of Mr. Paul Marciano’s restricted stock unit award for fiscal 2023 was eligible to vest if the Company’s earnings from operations from its licensing segment for fiscal 2023 exceeded a threshold amount established by the Compensation Committee of $80.4 million, and the remaining 50% of Mr. Paul Marciano’s restricted stock unit award for fiscal 2023 was eligible to vest if the Company’s earnings from operations for fiscal 2023 exceeded a threshold amount established by the Compensation Committee of $285.0 million (in either case, excluding the impact of certain specified litigation charges, certain professional service and legal fees and related costs, reorganization charges, impairment charges, acquisition charges and tax and accounting related matters). If the applicable threshold goals are met, the award is scheduled to vest in three equal installments on each of January 30, 2023, January 30, 2024 and January 30, 2025 subject to Mr. Paul Marciano’s continued service to the Company through the applicable vesting date and to accelerated vesting in certain circumstances as discussed in “Description of Plan-Based Awards” below.

The Compensation Committee believes that Mr. Paul Marciano continues to make substantial contributions to the Company’s licensing segment. Earnings from operations derived from the Company’s licensing segment was selected as a performance measure for this award as a way to further link Mr. Paul Marciano’s incentives to the performance of that segment of the Company’s business. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. Following the end of fiscal 2023, the Compensation Committee determined that the Company’s licensing segment earnings from operations for fiscal 2023 was $92.1 million and the Company’s earnings from operations for fiscal 2023 was $262.9 million (after giving effect to adjustments approved by the Compensation Committee in accordance with the terms of the awards to exclude (i) $9.5 million for asset impairment charges, (ii) $7.5 million for certain professional service and legal fees and related (credits) costs, and (iii) $(2.3) million net gains on lease modifications), meaning that the threshold level had been achieved for the licensing segment earnings from operations portion of the award, but not for the earnings from operations portion of the award. Accordingly, one-half of the award was forfeited, one-sixth of the award vested upon the Compensation Committee’s determination, and one-sixth is scheduled to vest on each of January 30, 2024 and 2025.

Relative TSR Performance Award for Mr. Alberini. In June 2022, the Compensation Committee also granted an award of 156,845 restricted stock units (at the “target” level of performance) to Mr. Alberini in accordance with his employment agreement. The award was determined by the Compensation Committee to be, in light of Mr. Alberini’s role with the Company, an appropriate incentive for him to achieve the specific performance goals identified below and to continue employment with the Company through the vesting periods. This award (the “2023 Relative TSR Award”) is subject to a relative total shareholder return (“TSR”) vesting requirement that compares the Company’s TSR over a performance period commencing on the first day of fiscal 2023 (January 30, 2022) and ending on the last day of fiscal 2025 to the TSRs of a group of peer companies selected by the Compensation Committee over that performance period. The use of a TSR vesting metric addresses prior feedback from shareholders indicating that they wanted us to incorporate in the executive compensation program (1) performance metrics that more closely link executive pay with shareholder value, such as TSR, and (2) longer performance periods for performance-based equity awards. The Compensation Committee believes this structure helps to further align these executives’ interests with those of our shareholders.

Between zero and 150% of the target number of restricted stock units subject to the 2023 Relative TSR Award will vest based on the Company’s TSR relative to the peer group of companies for the three-year performance period as follows:

Performance Level	Company TSR Percentile for the Performance Period	Percentage of Target Number of Units that Will Vest
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	100%
Maximum	75th Percentile and Above	150%

The percentage of target restricted stock units that vest will be determined by linear interpolation if the Company’s TSR percentile is between the levels noted above. The portion of the award that is credited to Mr. Alberini based on the Company’s relative TSR performance will be eligible to vest as of the last day of the performance period. A dollar-denominated payment cap was also imposed on the awards such that, in all events, the number of restricted stock units subject to the 2023 Relative TSR Award that vest will not exceed the number of restricted stock units determined by dividing $11,500,000 by the closing price of a share of the Common Stock on the applicable vesting date.

The peer group of companies used for purposes of the 2023 Relative TSR Award is the same fiscal 2023 peer group of companies identified under “—The Role of the Independent Compensation Consultant” above, except that the Compensation Committee, recognizing that company size is less relevant for TSR performance comparisons than it is for determining compensation levels and taking into account the business model of each company and whether each company competes with Guess for executive talent, determined it was appropriate to increase the number of peer companies by adding Columbia Sportswear Company, The Gap, Inc., and lululemon athletica inc.

Earnings from Operations Award for Mr. Alberini. In June 2022, the Compensation Committee also granted an award of 73,746 restricted stock units to Mr. Alberini in accordance with his employment agreement. No portion of this award (the “2023 Earnings from Operations Award”) will vest if the Company does not achieve a threshold level of earnings from operations for fiscal 2023 established by the Compensation Committee of $285.0 million (subject to the adjustments described above under “Performance Award for Mr. Paul Marciano”). The award was determined by the Compensation Committee to be, in light of Mr. Alberini’s role with the Company, an appropriate incentive for him to achieve the specific earnings goal and to continue employment with the Company through the vesting periods. If the threshold earnings from operations level for fiscal 2023 is achieved, the units subject to the award will vest, subject to Mr. Alberini’s continued employment, in annual installments over a three-year period. The Compensation Committee believes this structure helps to further align these executives’ interests with those of our shareholders.

As noted above, the Compensation Committee determined that the Company’s adjusted earnings from operations for fiscal 2022 was $262.9 million. Accordingly, all of the units were forfeited upon such determination.

Time-Based Award for Mr. Secor. In March 2022, the Compensation Committee granted an award of 18,863 restricted stock units to Mr. Secor in accordance with his employment agreement. 100% of the award became eligible to vest on March 31, 2023, subject to Mr. Secor’s continued employment through such date. The relative size and vesting period of this award were aligned with the initial one-year term of Mr. Secor’s employment under the employment agreement.

Fiscal 2021 Relative TSR Award—Final Vesting

In fiscal 2021, the Compensation Committee awarded Mr. Alberini an award of 360,491 restricted stock units that vested based on the Company’s relative total shareholder return over a two-year and seven-month performance period from the June 29, 2020 grant date through the end of the Company’s 2023 fiscal year (the “2021 Relative TSR Award”). Between zero and 150% of the target number of restricted stock units subject to the award could vest based on the Company’s TSR relative to the TSRs for the peer group of companies used for purposes of the award for the two-year and seven-month performance period. A dollar-denominated payment cap was also imposed on the award such that, in all events, the number of restricted stock units subject to the award that could vest would not exceed the number of restricted stock units determined by dividing $11,500,000 by the closing price of a share of the Company’s Common Stock on the vesting date. In March 2023, the Compensation Committee determined that the Company’s TSR (calculated pursuant to the terms of the award) for the two-year and seven-month performance period was 143.95%, which was in the 75th percentile compared to the TSRs for the peer group of companies used for purposes of the award for the performance period and resulted in the maximum (150%) vesting level under the award. However, the final number of restricted stock units subject to the award that vested was 505,494 (140.22% of the target number of restricted stock units subject to the award rather than 150%) as a result of applying the $11,500,000 value cap applicable to the award.

Fiscal 2022 Stock Price Award for Mr. Alberini.

In June 2021, the Compensation Committee granted an award of 300,000 restricted stock units to Mr. Alberini that was subject to both time- and performance-based vesting requirements (the “2022 Stock Price

Award”). The units subject to the award are eligible to vest in four equal installments, on the later of (i) achievement of the stock price target for that installment and (ii) the “earliest vesting date” for that installment, in each case as shown in the table below:

Tranche	Stock Price Target	Earliest Vesting Date
A	$35.00	6/30/22
B	$40.00	6/30/23
C	$45.00	6/30/24
D	$50.00	6/30/25

For purposes of this award, stock price is measured based on the average closing price of a share of Company Common Stock over a period of 15 consecutive trading days. To the extent the award has not vested as of June 30, 2025, it will terminate on that date. As of the date of this Proxy Statement, none of the tranches of the 2022 Stock Price Award have vested.

Secondment Arrangements

Over time, the Company has consolidated certain of its global functions in Europe. As a natural extension of these efforts, during fiscal 2022, the Company completed an intra-entity transfer of certain intellectual property rights from the U.S. to a Swiss subsidiary of the Company (Guess Europe Sagl), aligning our IP rights with our business operations. In fiscal 2022 and in connection with that reorganization, the Company, Guess Europe Sagl, and Messrs. Paul Marciano and Alberini agreed to a secondment arrangement pursuant to which Messrs. Paul Marciano and Alberini would each provide services to Guess Europe Sagl for no additional compensation, and the Company would pay each of them $15,000 annually while the secondment arrangement is in place to help cover their incremental financial and tax planning expenses as a result of the secondment arrangement. The Company also agreed to pay any incremental tax obligations that each of Messrs. Paul Marciano and Alberini incur should they become subject to tax in Switzerland as a result of their having performed services in Switzerland during the period of secondment, such that their after-tax compensation from the Company for a particular year during which the secondment arrangement is in effect is approximately equal to the after-tax compensation from the Company they would have received for such year if their compensation was subject to tax only in the United States.

401(k) Retirement Benefits

The Company’s employees, including the Named Executive Officers, are eligible to participate in the Company’s tax-qualified 401(k) plan and are eligible to receive a discretionary matching contribution from the Company after one year of service. In calendar year 2022, the Company made a discretionary matching contribution on behalf of each eligible participant equal to 50% of the first 6% of compensation contributed by the participant. These Company matching contributions can function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Executive Officers participate in the plan on the same terms as our other participating employees.

Non-Qualified Deferred Compensation Plan

The Company has maintained a Non-Qualified Deferred Compensation Plan (the “DCP”) since 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers and members of the Board, may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their annual cash incentive, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their cash director fees to be earned during the following calendar year. In addition, the Company may make contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. The Company may also make other discretionary contributions, although it did not do so for fiscal 2023.

The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. Information with respect to the Named Executive Officers’ participation in the DCP is presented in, and the material terms of the DCP are described following, the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2023” below.

Supplemental Executive Retirement Plan

The Company has also maintained a Supplemental Executive Retirement Plan (“SERP”) since 2006. The only current executive officers who participate in the SERP are Messrs. Paul Marciano and Alberini. The SERP provides Mr. Paul Marciano with supplemental pension benefits in prescribed circumstances. The Company included Mr. Paul Marciano as a participant in the SERP in 2006 to provide him with supplemental pension benefits in recognition of his substantial contributions and to provide a valuable retention incentive. Mr. Alberini’s benefit under the SERP was accrued with respect to his service to the Company between 2006 and 2010. Mr. Alberini is not accruing additional SERP benefits with respect to his current service as Chief Executive Officer. Additional information with respect to the SERP is presented in, and the material terms of the SERP are described following, the “Pension Benefits Table—Fiscal 2023” below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

Severance and Other Benefits Upon Termination of Employment

In order to support our compensation objectives of attracting, retaining and motivating qualified executives, we believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment. These severance protections are negotiated on an individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Executive Officer. In each case, the Compensation Committee determined that the severance provisions for each executive were reasonable in light of market practices and the importance to the Company and its shareholders of securing the continued service of these executives.

All of the equity awards granted to the Named Executive Officers in fiscal 2023, the equity awards granted to Mr. Paul Marciano since fiscal 2018, and the performance-based vesting awards granted to other employees since fiscal 2018, provide that the award will not automatically accelerate on a change in control unless either the award is to be terminated in connection with the event (that is, the award is not assumed or continued by the successor entity) or the executive’s employment terminates in certain circumstances specified in the award agreement. Under the terms of our equity incentive plans, if a change in control of the Company occurs, certain awards granted in prior years that remain outstanding, as well as certain new awards granted to employees other than Messrs. Paul Marciano and Alberini, would (unless otherwise determined by the Compensation Committee) generally become fully vested or paid, as applicable.

None of the employment agreements or other compensation arrangements we maintain for our Named Executive Officers include a right to receive any “gross-up” payment for change in control excise taxes. Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

Security Protections

We provide Mr. Paul Marciano with certain security protections. The Compensation Committee believes that these protections are appropriate for Mr. Paul Marciano in light of the high-profile nature of his position as a founder of the Company. These protections are not intended to provide a personal benefit (other than the intended security) to Mr. Paul Marciano and we do not view these security protections as compensation for Mr. Paul Marciano. However, as required under applicable SEC rules, we include the Company’s cost of providing these protections for the applicable year as compensation for Mr. Paul Marciano for that year in the “Summary Compensation Table” below.

Stock Ownership Guidelines

In order to encourage stock ownership by senior management and Non-Employee Directors of the Company, the Company maintains Stock Ownership Guidelines. The Stock Ownership Guidelines are intended to further align the financial interests of senior management and Non-Employee Directors with those of the Company’s shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Executive Officers, and our Non-Employee Directors are required to accumulate, and then retain while they remain employed by the Company or on the Board of Directors, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
CEO	Six times annual base salary
Select Senior Executives (including all other Named Executive Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer

Until a participant has met the applicable ownership guideline, the participant is expected to retain an amount equal to 50% of the net shares (after payment of any exercise price and related taxes) received as a result of the exercise, vesting or payment of equity awards (including stock options and restricted stock) granted by the Company to the participant. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (1) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (2) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (3) stock option equivalents based on the value of “in-the-money” vested and unexercised stock options.

Executive Compensation Clawback Policy

The Company maintains a policy regarding the recoupment of certain performance-based compensation payments to executive officers (the “Clawback Policy”). The Clawback Policy provides that the Board or the Compensation Committee may require reimbursement or cancellation of all or a portion of certain short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement. The Clawback Policy also provides that the Board or Compensation Committee may require reimbursement or cancellation of all or a portion of any discretionary short or long-term cash awards made to an executive officer for reasons pertaining to harassment, discrimination and/or retaliation committed by such executive officer, including, but not limited to, the failure to respond appropriately to allegations or complaints.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to publicly held companies for compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible for income tax purposes. There can be no assurance that any compensation will in fact be deductible.

Compensation Committee

Report on Executive Compensation(1)

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report, each of whom the Board has determined to be independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s Fiscal 2023 Annual Report on Form 10-K and in this Proxy Statement for the 2023 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,

Alex Yemenidjian, Chairperson
Anthony Chidoni
Cynthia Livingston

(1)

SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee

Interlocks and Insider Participation

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2023. No director who served on the Compensation Committee during fiscal 2023 is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee during fiscal 2023.

Summary Compensation Table—Fiscal 2021-2023

The following table presents information regarding compensation of our Named Executive Officers for services rendered with respect to the covered fiscal years.

As required by SEC rules, stock awards (including restricted stock units) and option awards are shown as compensation in the Summary Compensation Table for the year in which they were granted (even if they have multi-year vesting schedules and/or performance-based vesting requirements), and are valued based on their grant date fair values for accounting purposes. Accordingly, the table includes stock and option awards granted in the years shown even if they were scheduled to vest in later years, and even if they were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). Therefore, the stock and option columns do not report whether the officer realized a financial benefit from the awards (such as by vesting in stock or exercising options).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	2023	1,200,000	—	4,500,001	—	3,000,000	—	386,633	9,086,634
Chief Creative Officer	2022	1,200,000	—	4,500,012	—	6,600,000	—	313,662	12,613,674
	2021	870,385	3,150,000	3,000,002	1,508,216	2,400,000	—	296,315	11,224,918

Carlos Alberini	2023	1,200,000	—	3,800,000	—	—	—	94,130	5,094,130
Chief Executive Officer	2022	1,200,000	—	10,861,253	—	3,600,000	—	68,463	15,729,716
	2021	941,539	—	2,300,005	1,508,216	2,400,000	—	57,521	7,207,281

Dennis Secor	2023	572,500	200,000	345,004	—	—	—	32,479	1,149,983
Interim Chief Financial Officer (6)

Kathryn Anderson	2023	115,500	—	—	—	—	—	207,467	322,967
Former Chief Financial Officer (7)	2022 2021	550,000 499,231	— —	825,006 412,505	— 414,759	618,750 412,500	— —	13,594 13,198	2,007,350 1,752,193

(1)

The amount reported in Column (d) above for Mr. Paul Marciano reflects a special licensing-based cash award for fiscal 2021. The amount reported in Column (d) above for Mr. Secor reflects an annual incentive payment for fiscal 2023, of which $175,000 was guaranteed under the terms of the Secor Employment Agreement and $25,000 was awarded on a discretionary basis by the Compensation Committee.

(2)

In accordance with the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) above reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718 and granted during each fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see (i) the discussion of equity incentive awards granted during fiscal 2023 contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2023 Annual Report on Form 10-K, and (ii) the similar Share-Based Compensation notes contained in the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Reports on Form 10-K for prior fiscal years as to the equity awards granted during those years. Except as described in the following paragraphs of this note (2), the grant-date fair value of all awards assumes that the highest level of performance conditions will be achieved.

The fiscal 2023 amounts in Column (e) above include the following:

•

For Mr. Paul Marciano, this amount represents the fair value of a performance-based award of restricted stock units granted to him during fiscal 2023, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was the target level of performance) and a fair value per share of Company Common Stock of $20.34 (which was the per share closing price of a share of Company Common Stock on the date of grant of the award). The grant date fair value of the award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award.

•

For Mr. Alberini, this amount includes the fair value of the 2023 Relative TSR Award granted to him during fiscal 2023, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was based on a Monte Carlo simulation pricing model that probability weights multiple potential outcomes as of the grant date of the awards). The grant date fair value of the 2023 Relative TSR Award reported in the table above is $2,300,006. The grant date fair value of the 2023 Relative TSR Award assuming the maximum level of performance applicable to the award would be achieved is $3,450,009. The Monte Carlo simulation pricing model assumptions used in determining the grant date fair value of this award were: a fair value per share of Company Common Stock of $20.34 (which was the closing price of a share of Company Common Stock on the date of grant of the awards), a 3-year measurement period, expected volatility of 94.11% for the Company Common Stock and average expected volatility over that same period of 71.27% for the companies used in the relative TSR measurement under the awards, an assumed annual interest rate of 2.78% over that measurement period, and an assumed dividend yield of 0.00%.

•

For Mr. Alberini, this amount also includes the fair value of the 2023 Earnings from Operations Award granted to him during fiscal 2023, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the award which was the target level of performance). Based on this determination and the closing price per share of Company Common Stock on the grant date of the award, the grant date fair value of the award for Mr. Alberini was $1,499,994. The grant date fair value of the award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award.

The fiscal 2022 amount in Column (e) above for Mr. Paul Marciano represents the fair value of a performance-based award of restricted stock units granted to him during fiscal 2022, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was the target level of performance) and a fair value per share of Company Common Stock of $26.40 (which was the per share closing price of a share of Company Common Stock on the date of grant of the award). The grant date fair value of the award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award. The fiscal 2022 amounts in Column (e) above for Mr. Alberini and Ms. Anderson represent (A) the fair value of the 2022 Relative TSR Awards granted to the executive officer during fiscal 2022, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the awards (which was based on a Monte Carlo simulation pricing model that probability weights multiple potential outcomes as of the grant date of the awards), (B) the fair value of the 2022 Earnings from Operations Awards granted to the executive officers during fiscal 2022, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the award which was the target level of performance), and (C) for Mr. Alberini, the fair value of the 2022 Stock Price Award granted to him during fiscal 2022, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was based on a Monte Carlo simulation pricing model that probability weights multiple potential outcomes as of the grant date of the award). The Monte Carlo simulation pricing model assumptions used in determining the grant date fair value of this award were: a fair value per share of Company Common Stock of $26.40 (which was the closing price of a share of Company Common Stock on the date of grant of the awards), a 4-year measurement period, expected volatility of 82.58%, an assumed annual interest rate of 0.66% over that measurement period, and an assumed dividend yield of 0.00%. The grant date fair value of the 2022 Stock Price Award reported in the table above for Mr. Alberini was $7,061,250 and the grant date fair value of this award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award. The grant date fair values of the 2022 Relative TSR Awards for Mr. Alberini and Ms. Anderson were $2,300,008 and $412,500, respectively. The grant date fair values of Mr. Alberini and Ms. Anderson’s 2022 Relative TSR Awards assuming the maximum level of performance applicable to the award would be achieved were $3,450,012 and $618,759, respectively. The grant date fair values of the 2022 Earnings from Operations Awards for Mr. Alberini and Ms. Anderson were $1,499,995 and $412,500, respectively. The grant date fair value of each 2022 Earnings from Operations Award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award.

The fiscal 2021 amount in Column (e) above for Mr. Paul Marciano represents the fair value of a performance-based award of restricted stock units granted to him during fiscal 2021, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was the target level of performance) and a fair value per share of Company Common Stock of $9.65 (which was the per share closing price of a share of Company Common Stock on the date of grant of the award). The grant date fair value of the award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award. The fiscal 2021 amounts in Column (e) above for Mr. Alberini and Ms. Anderson represent the fair value of the 2021 Relative TSR Awards granted to the executive officer during fiscal 2021, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the awards (which was based on a Monte Carlo simulation pricing model that probability weights multiple potential outcomes as of the grant date of the awards). For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 20 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2021 Annual Report on Form 10-K. The grant date fair values of the 2021 Relative TSR Awards for Mr. Alberini and Ms. Anderson were $2,300,005 and $412,505, respectively. The grant date fair value of Mr. Alberini and Ms. Anderson’s 2021 Relative TSR Awards assuming the maximum level of performance applicable to the award would be achieved was $3,450,008 and $618,758, respectively.

(3)

The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers as cash incentive awards with respect to performance for the covered fiscal years under the terms of the Company’s Bonus Plan. The annual cash incentive awards reported in Column (g) for each fiscal year were generally paid in the first quarter of the following fiscal year.

(4)

Amounts reported in Column (h) represent the annual changes in the actuarial present value of Messrs. Paul Marciano and Alberini’s accrued aggregate pension benefit with respect to the Company’s Supplemental Executive Retirement Plan, or SERP. None of the other Named Executive Officers participate in the SERP. See “Pension Benefits Table—Fiscal 2023” below for a discussion of the change in the actuarial present value of Messrs. Paul Marciano and Alberini’s benefits for fiscal 2023. The actuarial present value of Mr. Paul Marciano’s benefit decreased in fiscal 2023 as compared to fiscal 2022 and in fiscal 2021 as compared to fiscal 2020. While the actuarial present value of Mr. Paul Marciano’s benefit increased in fiscal 2021 as compared to fiscal 2020, the reported amount for fiscal 2021 for Mr. Paul Marciano is $0 because he has overall experienced a net loss in the actuarial present value of his accrued pension benefit since fiscal 2012 (as described in more detail under the “Pension Benefits Table—Fiscal 2023” below). Mr. Alberini’s SERP benefit was accrued with respect to his prior service to the Company between 2006 and 2010. He is not accruing any additional SERP benefits with respect to his current service as Chief Executive Officer. For Mr. Alberini, the actuarial present value of his SERP benefit decreased in fiscal 2023 as compared to fiscal 2022, in fiscal 2022 as compared to fiscal 2021 and in fiscal 2021 as compared to fiscal 2020. The actuarial present value of accrued benefits is based on the PRI 2012 Mortality Table with MP 2020 Mortality Projections for fiscal 2021 and on the PRI 2012 Mortality Table with MP 2021 Mortality Projections for fiscal 2022 and fiscal 2023; a discount rate of 2.25% for fiscal 2021, 2.75% for fiscal 2022 and 4.5% for fiscal 2023; and an assumed retirement age for Mr. Paul Marciano of 73, and an assumed retirement age for Mr. Alberini of 65. The assumptions used are the same as those used for financial reporting purposes and contained in Note 13 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2023 Annual Report on Form 10-K. See the “Pension Benefits Table—Fiscal 2023” below.

No amounts are included in Column (h) for earnings on deferred compensation under the Company’s Non-Qualified Deferred Compensation Plan because the Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred under this plan. The earnings that the Named Executive Officers received during fiscal 2023 on compensation deferred under the Non-Qualified Deferred Compensation Plan are reported in the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2023” below.

(5)

Amounts shown in Column (i) for fiscal 2023 consist of, for (i) Mr. Paul Marciano, home security ($245,699), automobile expenses, including fuel, maintenance and insurance ($76,045), health insurance related expenses ($41,189), financial and tax planning expenses related to his secondment arrangement ($15,000), and matching contributions to the Company’s 401(k) Plan (or to Mr. Paul Marciano’s DCP to “make up” for 401(k) match amounts that could not be made to the Company’s 401(k) Plan) ($8,700); (ii) Mr. Alberini, automobile expenses, including fuel, maintenance and insurance ($42,126), health insurance related expenses ($28,904), financial and tax planning expenses related to his secondment arrangement ($15,000), and matching contributions to the Company’s 401(k) Plan ($8,100); (iii) Mr. Secor, health insurance related expenses ($32,479); and (iv) Ms. Anderson, a total of $150,000 paid in ten equal monthly installments beginning in April 2022 pursuant to her March 14, 2022 transition agreement with the Company, accrued and unused vacation benefits paid in connection with her transition agreement ($54,891), health insurance related expenses ($2,376), and a mobile phone fee allowance ($200). On occasion, when our Named Executive Officers travel on an aircraft leased or chartered by the Company for business purposes, a personal guest of the executive may accompany the executive by occupying a seat on the aircraft that would otherwise be unoccupied. In these situations, any incremental cost to the Company for the personal air travel is paid for or reimbursed by the executive. During fiscal 2023, Messrs. Paul Marciano and Alberini were each entitled to the use of a Company-provided automobile. Incremental cost to the Company for the use of Company-owned automobiles was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned automobiles. Incremental cost to the Company for each other item included in Column (i) was calculated using the actual cost to the Company (unless otherwise disclosed). As discussed Note 14 (Related Party Transactions) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2022 Annual Report on Form 10-K, the Company discovered in the fourth quarter of fiscal 2021 that it had erroneously paid the medical expenses of the employees of certain entities controlled by Paul Marciano and Maurice Marciano from approximately 2000 until October 2020 (the “Marciano Offices”). The fact that the Marciano Offices may have realized lower overall expenses in connection with obtaining and administering medical insurance for the employees of the Marciano Offices may itself be considered a perquisite provided by the Company to Paul Marciano and Maurice Marciano, but there was ultimately no associated incremental cost to the Company for providing that benefit for fiscal 2023, 2022 and fiscal 2021 because the Marcianos either reimbursed the Company 100% of the aggregate incremental cost to the Company or paid the insurance provider directly in those fiscal years.

(6)	Mr. Secor was appointed as Interim Chief Financial Officer effective April 1, 2022.

(7)	Ms. Anderson resigned from her position as Chief Financial Officer of the Company effective March 31, 2022.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2023, fiscal 2022 and fiscal 2021. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, restricted stock and/or restricted stock units and cash incentive compensation. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (5) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s employment agreement or employment offer letter is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2023” table, and the description of the material terms of the stock options and restricted stock units that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2023. The “Outstanding Equity Awards at Fiscal 2023 Year-End” and “Option Exercises and Stock Vested in Fiscal 2023” tables provide further information on the Named Executive Officers’ potential realizable value and actual realized value with respect to their equity awards. The “Pension Benefits Table—Fiscal 2023” and related description of the material terms of our SERP describe the retirement benefits provided to Messrs. Paul Marciano and Alberini under our SERP. The discussion under “Potential Payments Upon Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements

The following is a description of the material terms of the employment agreements and employment offer letters with our Named Executive Officers that were in effect during fiscal 2023. Each of these agreements also provides or provided for severance payments and benefits upon certain terminations of the Named Executive Officer’s employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

Paul Marciano

The Company is not currently party to an employment agreement with Mr. Paul Marciano as his previous employment agreement expired according to its terms on January 30, 2019. Mr. Paul Marciano’s continuing employment with the Company is on an “at-will” basis.

Carlos Alberini

On January 27, 2019, the Company entered into an employment agreement with Carlos Alberini (the “Alberini Employment Agreement”). Subject to certain termination provisions, the Alberini Employment Agreement provided for Mr. Alberini’s employment by the Company as its Chief Executive Officer for a three-year term, with automatic one-year renewals thereafter unless either party provides notice that the term will not be extended. The Alberini Employment Agreement was amended in June 2021 to extend the term through June 30, 2025 (with automatic one-year renewals thereafter as noted above).

The Alberini Employment Agreement provides for Mr. Alberini to receive the following compensation and benefits:

•	base salary at the annual rate of $1,200,000 (subject to annual review and increase (but not decrease) by the Compensation Committee);

•

an annual cash incentive opportunity based on the achievement of performance criteria to be established by the Compensation Committee, with his annual threshold, target and maximum cash incentive opportunities to be 100%, 200% and 300%, respectively, of his base salary for the corresponding year;

•

an equity award each year during the term of the agreement, commencing with fiscal 2021 and subject to Mr. Alberini’s continued employment, to be made when the Company sets performance goals for that year for purposes of the Company’s executive compensation programs generally, with the target grant date fair value of such award to be not less than $3,800,000 (with the values based on the grant date fair value of the awards as determined by the Company for its financial reporting purposes); and

•

participation in the Company’s other benefit plans and policies on terms commensurate with his position (including, without limitation, vacation benefits, an automobile provided by the Company and other perquisites), and reimbursement of life insurance premiums up to $10,000 per year.

Dennis Secor

On March 14, 2022, the Company entered into an employment agreement with Dennis Secor (the “Secor Employment Agreement”). The Secor Employment Agreement provided for Mr. Secor to serve the Company as an executive for an employment term that commenced March 15, 2022. The Secor Employment Agreement also provided for Mr. Secor to receive the following compensation and benefits:

•	base salary at the annual rate of $650,000;

•

a cash incentive opportunity for fiscal 2023 based on the achievement of performance criteria to be established by the Compensation Committee, with his target annual cash opportunity to be 75% of his base salary for the corresponding year and his minimum annual cash incentive opportunity to be not less than $175,000;

•

a restricted stock unit award with a grant date value of $345,000 that became eligible to vest as to 100% of the award on March 31, 2023, subject to Mr. Secor’s continued employment through such date; and

•	participation in the Company’s other benefit plans and policies on terms commensurate with his position (including, without limitation, vacation benefits and other perquisites).

The Secor Employment Agreement originally provided for a term of employment to end March 31, 2023, subject to earlier termination. On March 31, 2023, the Secor Employment Agreement was amended (the “Secor Amendment”) to extend the term through March 31, 2024, subject to earlier termination. The Secor Amendment provides that Mr. Secor will continue to serve as the Company’s Interim Chief Financial Officer and Chief Accounting Officer until such time as determined by the Company’s Board of Directors, following which time he will continue to serve the Company (for the duration of his period of employment with the Company) as the Company’s Executive Vice President, Finance. For the portion of Mr. Secor’s period of employment with the Company through August 31, 2023, Mr. Secor will be employed with the Company on a full-time basis with an annualized base salary rate of $750,000. For the portion of Mr. Secor’s period of employment with the Company following August 31, 2023, his workload will be reduced and his annualized base salary rate will be reduced to $75,000. Mr. Secor will not receive an annual bonus opportunity for fiscal year 2024 but he will be entitled to a retention bonus of $350,000 if he remains employed with the Company through March 31, 2024. On April 1, 2023, the Company granted Mr. Secor an award of restricted stock units with a grant date fair value of $500,000. The restricted stock units are scheduled to vest, subject to Mr. Secor’s continued employment with the Company, on March 31, 2024.

Kathryn Anderson

On October 23, 2019, the Company entered into an employment offer letter with Kathryn Anderson (the “Anderson Letter”). The Anderson Letter provided for Ms. Anderson to receive the following compensation and benefits:

•	base salary at the annual rate of $550,000, which was increased to $620,000, effective January 30, 2022;

•

an annual cash incentive opportunity based on the achievement of performance criteria to be established by the Compensation Committee, with her target annual cash opportunity to be 75% of her base salary for the corresponding year;

•

an annual long-term equity incentive opportunity, commencing with fiscal 2021, as determined by the Compensation Committee, with her target annual long-term equity incentive opportunity to be 150% of her base salary (based on the grant date fair value of the awards, and with not less than 40% of such award grant date value to be in the form of restricted stock, restricted stock units, performance stock units, or a combination thereof); and

•	participation in the Company’s other benefit plans and policies on terms commensurate with her position (including, without limitation, vacation benefits and other perquisites).

Grants of Plan-Based Awards in Fiscal 2023

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2023 under the Company’s 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Paul Marciano	6/3/2022	(2)	—	—	—	—	221,239	—	—	—	—	4,500,001
	6/3/2022	(3)	1,200,000	2,400,000	3,600,000	—	—	—	—	—	—	—
	6/3/2022	(4)	—	3,000,000	—	—	—	—	—	—	—	—

Carlos Alberini	6/3/2022	(5)	—	—	—	39,211	156,845	235,268	—	—	—	2,300,006
	6/3/2022	(6)	—	—	—	—	73,746	—	—	—	—	1,499,994
	6/3/2022	(3)	1,200,000	2,400,000	3,600,000	—	—	—	—	—	—	—

Dennis Secor	3/15/2022	(7)	—	—	—	—	18,863	—	—	—	—	345,004
	6/3/2022	(3)	243,750	487,500	731,250	—	—	—	—	—	—	—
Kathryn Anderson	—	(8)	—	—	—	—	—	—	—	—	—	—

(1)

The grant date fair value for each equity award reported in Column (l) of the table above was determined in accordance with applicable accounting rules, with the grant date fair value of performance-based awards determined based on the outcome of the performance-based conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the awards. See note (2) to the “Summary Compensation Table” above.

(2)

The award reported in this row granted to Mr. Paul Marciano during fiscal 2023 consists of restricted stock units that were subject to time- and performance-based vesting requirements. For a description of this award, see “Executive Compensation Program Elements for Fiscal 2023—Long-Term Equity Incentive Awards—Equity Awards for Named Executive Officers for Fiscal 2023—Performance Award for Mr. Paul Marciano” above and the narrative that follows this table.

(3)

Amounts reported in these rows reflect the threshold, target and maximum cash incentive award opportunities for the Named Executive Officers for fiscal 2023, presented using their respective annual base salary levels in effect at the start of the fiscal year. The Secor Employment Agreement provided for a guaranteed minimum cash bonus award for fiscal 2023 of $175,000. The cash incentive amount awarded to each Named Executive Officer for fiscal 2023 is included in Column (d) (for Mr. Secor) and Column (g) (for Messrs. Paul Marciano and Alberini) of the “Summary Compensation Table”. For more details, see “Executive Compensation Program Elements for Fiscal 2023—Annual Incentive Awards” above.

(4)

Reflects Mr. Paul Marciano’s fiscal 2023 licensing segment revenues incentive opportunity. The amount awarded to Mr. Paul Marciano for fiscal 2023 is included in Column (g) of the “Summary Compensation Table”. For more details, see “Executive Compensation Program Elements for Fiscal 2023—Annual Incentive Awards” above.

(5)

Reflects Mr. Alberini’s 2023 Relative TSR Award. For a description of this award, see “Executive Compensation Program Elements for Fiscal 2023—Long-Term Equity Incentive Awards—Equity Awards for Named Executive Officers for Fiscal 2023—Relative TSR Performance Award for Mr. Alberini” above and the narrative that follows this table.

(6)

Reflects Mr. Alberini’s 2023 Earnings from Operations Award. For a description of this awards, see “Executive Compensation Program Elements for Fiscal 2022—Long-Term Equity Incentive Awards—Equity Awards for Named Executive Officers for Fiscal 2023—Earnings from Operations Award for Mr. Alberini” above and the narrative that follows this table.

(7)

Reflects a time-based restricted stock unit award granted to Mr. Secor that became eligible to vest as to 100% of the award on March 31, 2023, subject to Mr. Secor’s continued employment through such date.

(8)	Ms. Anderson resigned from her position as Chief Financial Officer of the Company effective March 31, 2022.

Description of Plan-Based Awards

The Grants of Plan-Based Awards Table above reflects a cash incentive award opportunity (under a performance-based program based on fiscal 2023 results) for each of the Named Executive Officers. The table also reflects equity awards granted during fiscal 2023 to the Named Executive Officers, in each case as described in more detail below. Each of these awards was granted under, and is subject to the terms of, the 2004 Plan or the Bonus Plan. The plans are administered by the Compensation Committee. Vesting requirements for these awards discussed in this Proxy Statement generally assume no change in control of the Company occurs and that the executive would not be entitled to any accelerated vesting in connection with a termination of employment. Change in control and accelerated vesting provisions applicable to these awards are discussed below and in the “Potential Payments upon Termination or Change in Control” section below.

Performance-Based Restricted Stock Units

Mr. Paul Marciano 2023 Performance Award. The restricted stock unit award for Mr. Paul Marciano reported in Column (g) of the table above was eligible to vest if the Company achieved the specific performance goals and based on Mr. Paul Marciano’s continued service through the applicable vesting dates. Fifty percent of the award was eligible to vest based on the Company’s earnings from operations from its licensing segment for fiscal 2023 and the remaining 50% of the award was eligible to vest based on the Company’s earnings from operations for fiscal 2023. If both of the performance goals established by the Compensation Committee for the performance period were met, all of the restricted stock units subject to the award would be eligible to vest. If only one of the performance goals established by the Compensation Committee for the performance period was met, then 50% of the restricted stock units subject to the award would be eligible to vest. If neither of the performance goals established by the Compensation Committee for the performance period were met, all of the restricted stock units subject to the award would have been cancelled and terminated as of the last day of the performance period. As described in, “Executive Compensation Program Elements for Fiscal 2023—Long-Term Equity Incentive Awards—Equity Awards for Named Executive Officers for Fiscal 2023—Performance Award for Mr. Paul Marciano” above, the Compensation Committee determined that the threshold performance level for earnings from operations derived from the Company’s licensing segment was met, but that the threshold level of earnings from operations was not met, resulting in one-half of the award becoming eligible to vest.

The restricted stock units subject to Mr. Paul Marciano’s award that became eligible to vest based on performance during the performance period will generally vest in three equal installments, with one-third of the stock units vesting on January 30 of 2023, 2024 and 2025. In general and except as noted below, if the executive’s service to the Company terminates for any reason, any restricted stock units subject to the award that have not previously vested will terminate. If the executive’s employment terminates due to the executive’s death or disability, all restricted stock units subject to the award will become fully vested as of the termination date (and if such termination occurs prior to the end of the performance period, the performance requirements will be deemed to have been met). If there is a change in control of the Company prior to the end of the performance period, the performance conditions would be deemed to have been satisfied as of the date of such event and the time-based vesting conditions will continue to apply (except as provided in the next sentence). If there is a change in control of the Company and the then-outstanding and unvested portion of the award is terminated in connection with the transaction (that is, it is not continued following such event or assumed or converted by the successor entity), such portion of the restricted stock units subject to the award will become fully vested as of the date of the change in control.

Mr. Alberini 2023 Relative TSR Award. Columns (f) through (h) of the table above include the restricted stock units subject to the 2023 Relative TSR Award granted to Mr. Alberini in June 2022. The restricted stock units subject to the award cover a target number of shares of the Common Stock equal to 156,845 shares, with the number of units subject to the award that are ultimately eligible to vest being equal to zero to 150% of the target number based upon the Company’s TSR for a performance period commencing on the first day of fiscal 2023 (January 30, 2022) and ending on the last day of fiscal 2025 relative to the TSRs during that performance period of a peer group of companies selected by the Compensation Committee. If the Company’s TSR ranks at the 50th percentile relative to the peer group for the performance period, the target number of the restricted stock units subject to the award will be eligible to vest. If the Company’s TSR ranks at the 25th percentile relative to the peer group for the performance period, 25% of the target number of the restricted stock units subject to the award will be eligible to vest. If the Company’s TSR ranks at the 75th percentile or above relative to the peer group for the performance period, 150% of the target number of the restricted stock units subject to the award will be eligible to vest. However, in no event will the award vest as to shares of the Common Stock with a value greater than $11,500,000. If the Company’s TSR is between these threshold, target and maximum performance levels, the vesting percentage will be determined by linear interpolation between the vesting percentages for those levels. No portion of the award will vest if the Company’s relative TSR for the performance period is below the 25th percentile. Any restricted stock units subject to the award that are not deemed eligible to vest based on the Company’s relative TSR will be cancelled and terminated as of the last day of the performance period.

In the event that, during the performance period and outside of a “Change in Control Window” (which is 12 months prior to, in connection with, or 24 months following a change in control of the Company), Mr. Alberini’s employment terminates due to a termination by the Company without “cause”, by the executive for “good reason” (as such terms are defined in the Alberini Employment Agreement) or due to a non-renewal of the term of the Alberini Employment Agreement by the Company, or if Mr. Alberini’s executive’s employment is terminated due to the executive’s death or “disability” (as such term is defined in the Alberini Employment Agreement) at any time prior to the vesting date, the target number of units will be prorated by multiplying the target number by a fraction, the numerator of which is the number of days the executive was employed during the performance period, and the denominator of which is total number of days in the performance period, and the prorated number of target units would remain outstanding and eligible to vest based on the Company’s relative TSR for the entire performance period. If a change in control of the Company occurs during the performance period, the award will be eligible to vest as to either the target number of units (if the change in control occurs during fiscal 2023) or based on the Company’s relative TSR for the performance period through the change in control (if the change in control occurs during fiscal 2024 or fiscal 2025). If the award continues following such event or is assumed or converted by the successor entity, the number of units that are eligible to vest will vest on the last day of the original performance period subject to the executive’s continued employment through the vesting date and to accelerated vesting if the executive’s employment terminates within a Change in Control Window due to a termination by the Company without “cause”, by the executive for “good reason”, or due to a non-renewal of the term of the Alberini Employment Agreement by the Company, without application of the proration described above, or due to Mr. Alberini’s death or “disability,” with application of the proration described above. Such units will vest upon the change in control if the award is to be terminated in connection with the change in control transaction (that is, the award does not continue following such event and is not assumed or converted by the successor entity).

Mr. Alberini 2023 Earnings from Operations Award. Column (g) of the table above includes the restricted stock units subject to the 2023 Earnings from Operations Award granted to Mr. Alberini in June 2022. The restricted stock units subject to the award cover 73,746 shares of Common Stock. None of these restricted stock units will vest unless the Company achieves a threshold level for earnings from operations for fiscal 2023 established by the Compensation Committee. If the threshold level is achieved, the units subject to the award will vest, subject to the executive’s continued employment, in three annual installments on January 30 of 2023, 2024 and 2025. If, during fiscal 2023, either a change in control occurs or the executive’s employment terminates due to death or disability, the earnings from operations threshold shall automatically be deemed satisfied.

Restricted stock units subject to Mr. Alberini’s 2023 Earnings from Operations Award that are then unvested will generally terminate on a termination of the executive’s employment. However, if Mr. Alberini’s employment terminates before the last vesting date of the award and outside of a “Change in Control Window” (which is 12 months prior to, in connection with, or 24 months following a change in control of the Company), due to a termination by the Company without “cause”, by the executive for “good reason” (as such terms are defined in the Alberini Employment Agreement) or due to a non-renewal of the term of his employment agreement by the Company, or if the Alberini Employment Agreement is terminated due to the executive’s death or “disability” (as such term is defined in the Alberini Employment Agreement), the next scheduled vesting installment of his award will vest on a pro-rated basis (unless such installment has previously terminated). If Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason”, or due to a non-renewal of the term of the Alberini Employment Agreement by the Company that occurs, in each case, during a “Change in Control Window,” Mr. Alberini’s then-unvested units will fully vest. As described in, “Executive Compensation Program Elements for Fiscal 2023—Long-Term Equity Incentive Awards—Equity Awards for Named Executive Officers for Fiscal 2023—Earnings from Operations Award for Mr. Alberini” above, the Compensation Committee determined that the threshold performance level for earnings from operations was not met, resulting in none of Mr. Alberini’s 2023 Earnings from Operations Award becoming eligible to vest.

Each restricted stock unit awarded to the Named Executive Officers represents a contractual right to receive one share of the Common Stock if the applicable vesting requirements are satisfied. These restricted stock units include dividend equivalent rights. If a cash dividend is paid with respect to the Common Stock while any restricted stock units subject to the award are outstanding, the award will be credited with an amount in cash equal to the dividends the award holder would have received if he or she had been the owner of the shares of Company Common Stock subject to the outstanding restricted stock units. Any dividend equivalents credited with respect to an award are subject to the same vesting requirements as the restricted stock units to which they relate.

Non-Equity Incentive Plan Awards

With respect to fiscal 2023 performance, the Company granted non-equity incentive plan award opportunities to its Named Executive Officers as described in note (3) to the table above. In March 2023, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals, certified the level of performance and the resulting awards to the Named Executive Officers for fiscal 2023 as described above under “Executive Compensation Program Elements for Fiscal 2023—Annual Incentive Awards” and as set forth in Columns (d) and (g) of the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of January 28, 2023, including the vesting dates for the awards that had not fully vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	4/3/2013		73,400	—	25.17	4/3/2023	—	—	—	—
	6/11/2020	(4)	232,105	116,052	8.64	6/11/2030	—	—	—	—
	6/29/2020	(5)	—	—	—	—	103,627	2,357,514	—	—
	6/30/2021	(6)	—	—	—	—	113,637	2,585,242	—	—
	6/3/2022	(7)							110,620	2,516,605

Carlos Alberini	2/20/2019	(8)	450,000	150,000	21.38	2/20/2029	—	—	—	—
	2/20/2019	(9)	—	—	—	—	62,500	1,421,875	—	—
	6/11/2020	(4)	232,105	116,052	8.64	6/11/2030	—	—	—	—
	6/30/2021	(10)	—	—	—	—	—	—	37,878	861,725
	6/30/2021	(11)	—	—	—	—	—	—	300,000	6,825,000
	6/30/2021	(12)	—	—	—	—	—	—	194,177	4,417,527
	6/3/2022	(13)	—	—	—	—	—	—	235,268	5,352,336

Dennis Secor	4/1/2023	(14)	—	—	—	—	18,863	429,133	—	—
Kathryn Anderson (15)	—		—	—	—	—	—	—	—	—

(1)

All options reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances. For each Named Executive Officer, the unexercisable options shown in Column (d) above were unvested as of January 28, 2023 and will generally terminate if the Named Executive Officer’s employment terminates prior to the scheduled vesting date.

(2)	All stock awards reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan.
(3)

The market value of stock awards reported in Columns (h) and (j) is computed by multiplying the applicable number of shares of stock reported in Columns (g) and (i), respectively, by $22.75, the closing market price of the Common Stock on January 27, 2023, the last trading day of fiscal 2023.

(4)	Awards vest in three equal installments on each June 11 of 2021, 2022 and 2023.
(5)

Under the terms of the award granted to Mr. Paul Marciano in fiscal 2021, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2021 and the Company’s earnings from operations for fiscal 2021 exceeded the pre-established performance threshold, the award will vest in three equal annual installments. One third of the award vested on each of January 30, 2021, January 30, 2022 and January 30, 2023.

(6)

Under the terms of the award granted to Mr. Paul Marciano in fiscal 2022, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2022 and the Company’s earnings from operations for fiscal 2022 exceeded the pre-established performance threshold, the award will vest in three equal annual installments. One third of the award vested on each of January 30, 2022 and January 30, 2023, and the remaining installment will vest on January 30, 2024.

(7)

Under the terms of the award granted to Mr. Paul Marciano in fiscal 2023, the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2023 exceeded the pre-established performance threshold, but the Company’s earnings from operations for fiscal 2023 did not meet the pre-established performance threshold. Accordingly, one-half of the award was forfeited and is not shown in the table as outstanding at the end of fiscal 2023. The remaining half of the award will vest in three equal installments on each January 30 of 2023, 2024 and 2025.

(8)	Award vests in four equal installments. One fourth of the award vested on each of February 20, 2020, February 20, 2021, February 20, 2022, and February 20, 2023.

(9)

Under the terms of the 2020 Revenue Award, since the Company’s total revenue for fiscal 2020 exceeded the pre-established performance threshold, the award will vest in four equal annual installments. One fourth of the award vested on each of February 20, 2020, February 20, 2021, February 20, 2022, and February 20, 2023.

(10)

Under the terms of the Earnings from Operations award granted to Mr. Alberini in fiscal 2022, since the Company’s earnings from operations for fiscal 2022 exceeded the pre-established performance threshold, the award will vest in three equal annual installments. One third of the award vested on each of January 30, 2022 and January 30, 2023, and the remaining installment will vest on January 30, 2024.

(11)

Award is eligible to vest in four equal tranches, with a tranche vesting on each of (i) the later of the Company’s stock achieving a market price of $35 and June 30, 2022, (ii) the later of the Company stock’s achieving a market price of $40 and June 30, 2023, (iii) the later of the Company’s stock achieving a market price of $45 and June 30, 2024, and (iv) the later of the Company’s stock achieving a market price of $50 and June 30, 2025, provided that the stock price hurdle for each tranche must be achieved prior to July 1, 2025 and each tranche being subject to Mr. Alberini’s continued employment through the applicable vesting date. Stock price for purposes of determining achievement is the trailing 15 trading day average closing stock price.

(12)

Under the terms of Mr. Alberini’s 2022 Relative TSR Award, the award is subject to a relative TSR vesting requirement over a two-year and seven-month performance period from the June 30, 2021 grant date through the end of the Company’s 2024 fiscal year. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the two-year and seven-month performance period. The numbers reported above reflect the maximum number of units subject to the awards (150% of the target number of units subject to the award) because, had the applicable performance period ended at the end of fiscal 2023, the number of restricted stock units subject to the award that would have vested would have exceeded the target level. This award includes a dollar-denominated payment cap such that the number of restricted stock units that vest will not exceed the number of restricted stock units determined by dividing $11,500,000 by the closing price of a share of the Company’s Common Stock on the applicable vesting date.

(13)

Under the terms of Mr. Alberini’s 2023 Relative TSR Award, the award is subject to a relative TSR vesting requirement over a three-year performance period consisting of the Company’s 2023, 2024 and 2025 fiscal years. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three-year performance period. The numbers reported above reflect the maximum number of units subject to the awards (150% of the target number of units subject to the award) because, had the applicable performance period ended at the end of fiscal 2023, the number of restricted stock units subject to the award that would have vested would have exceeded the target level. These award includes a dollar-denominated payment cap such that the number of restricted stock units that vest will not exceed the number of restricted stock units determined by dividing $11,500,000 by the closing price of a share of the Company’s Common Stock on the applicable vesting date.

(14)	Award vested in one installment on March 30, 2023, subject to Mr. Secor’s continued employment through such date.
(15)	Ms. Anderson resigned from her position as Chief Financial Officer of the Company effective March 31, 2022.

Option Exercises and Stock Vested in Fiscal 2023

The following table presents information regarding (i) the exercise of stock options by Named Executive Officers during fiscal 2023 and (ii) the vesting during fiscal 2023 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Paul Marciano	—	—	265,765	5,553,443
Carlos Alberini	—	—	586,934	12,151,084
Dennis Secor	—	—	—	—
Kathryn Anderson	88,936	543,643	3,907	69,183

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Common Stock on the date of exercise and the exercise price of the options.

(2)

The dollar amounts shown in Column (e) above for stock awards are the sum of (1) the number of shares that vested multiplied by the per-share closing price of the Common Stock on the vesting date, plus (2) the aggregate cash value of any dividend equivalents received by the executive with respect to the applicable award.

Pension Benefits Table—Fiscal 2023

The following table presents information regarding the present value, computed as of January 28, 2023, of accumulated benefits that may become payable to Messrs. Paul Marciano and Alberini under the Company’s Supplemental Executive Retirement Plan, or SERP, the Company’s only defined benefit pension plan.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(2)
Paul Marciano	SERP	24	22,277,952	—
Carlos Alberini	SERP	9	2,964,682	209,483

(1)

The amount in this Column represents the actuarial present value, computed as of January 28, 2023, of the Named Executive Officer’s accrued aggregate pension benefit with respect to the SERP. The actuarial present value of accrued benefits is based on a discount rate of 4.5%, the PRI 2012 Mortality Table with MP 2021 Mortality Projections and an assumed retirement age of 73 for Mr. Paul Marciano and 65 for Mr. Alberini. The assumptions used are the same as those used for financial reporting purposes and contained in Note 13 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2023 Annual Report on Form 10-K. See footnote (4) to the “Summary Compensation Table” above for more information concerning the year-over-year changes to the actuarial present value of the accrued aggregate pension benefits with respect to the SERP.

(2)

Mr. Alberini began receiving SERP benefits in January 2021 with respect to his prior service to the Company ending in June 2010. In light of applicable Internal Revenue Code rules, these payments could not be delayed or deferred without incurring significant tax penalties.

The Company adopted the SERP in 2006 to provide certain selected executives with benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The only executive officers that were participants in the SERP as of January 28, 2023 were Messrs. Paul Marciano and Alberini. Mr. Alberini’s benefit was accrued with respect to his service to the Company between 2006 and 2010. Mr. Alberini is not accruing additional SERP benefits with respect to his current service as Chief Executive Officer.

Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant’s highest average compensation (including base salary and certain annual cash incentives) during any two of the final three full calendar years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano. Mr. Paul Marciano is fully vested in his SERP Benefits and has already attained the maximum permitted twenty-four years of service for purposes of calculating SERP Benefits. The highest amount of “compensation” (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000, and if he retires or otherwise has a termination of employment for any reason other than for cause after January 31, 2016, his “average compensation” for purposes of his SERP benefit will be determined as of January 31, 2016.

As noted above, Mr. Alberini is not accruing additional SERP benefits with respect to his service as Chief Executive Officer. His benefit is calculated based on his accrued service and compensation history when he ceased being the Company’s President and Chief Operating Officer in 2010.

SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten- or fifteen-year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts will be reduced by the amount of a participant’s estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant’s employment is terminated prior to reaching the age of 65, his SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant’s death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination.

The present value of Mr. Paul Marciano’s accumulated benefit under the SERP at the end of fiscal 2012 was $37,059,275. Changes in actuarial factors have resulted in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP being less than that amount at the end of each fiscal year subsequent to fiscal 2012. In accordance with applicable SEC rules, in years in which the present value of the benefit decreased, such as in fiscal 2023 and fiscal 2022, the change in the present value of the benefit for those fiscal years was reported as $0 (and not the actual amount of the reduction) in the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan Table—Fiscal 2023

The following table sets forth summary information regarding contributions to, earnings on, withdrawals from and account balances under the Company’s Non-Qualified Deferred Compensation Plan, or DCP, for and as of the fiscal year ended January 28, 2023.

Name	Executive Contributions In Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)(1)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Paul Marciano	—	600	(71,574)	—	3,097,156
Carlos Alberini	—	—	—	—	—
Dennis Secor	—	—	—	—	—
Kathryn Anderson	—	—	—	—	—

(1)

There were no discretionary Company contributions with respect to any of the Named Executive Officers during fiscal 2023. The amount in this column represents contributions made by the Company during fiscal 2023 under the terms of the DCP to “make up” for 401(k) match amounts that could not be made to such executive’s account under our tax-qualified 401(k) plan (in which substantially all of our salaried employees are eligible to participate) due to applicable Internal Revenue Code limits. These amounts are also included in Column (i) of the “Summary Compensation Table” above.

(2)

To the extent the executive officers were Named Executive Officers in prior years, the amounts reported in the aggregate balance at last fiscal year end that represented prior base salary and annual cash incentive award deferrals or Company contributions were previously reported as compensation to the Named Executive Officers in our “Summary Compensation Table” as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” in previous years. Amounts reported in the aggregate balance at last fiscal year end that represent earnings in prior years on previously deferred amounts are not reflected in prior period Summary Compensation Tables.

Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their annual cash incentive, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company makes contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. Ms. Anderson did not participate in the DCP.

Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100%

vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Executive Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Executive Officer’s termination of employment (excluding termination due to disability or death). The DCP is not required to be funded by the Company, until benefits become payable, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal 2023.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to each of our Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to Messrs. Paul Marciano, Alberini and Secor described below, we have assumed that the termination and/or change in control occurred on the last business day of fiscal 2023. The amounts actually paid to Ms. Anderson in connection with her resignation effective March 31, 2022 are summarized in the description of her transition agreement below. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or vested and unexercised stock options where no additional benefit is provided thereunder to the Named Executive Officer as a result of a termination or change in control. As reflected in the tables below and as discussed below and in the “Description of Plan-Based Awards” section above, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in certain circumstances in connection with a termination of their employment and/or a change in control.

Paul Marciano

Mr. Paul Marciano would not have been entitled to any severance payment if his employment was terminated and/or a change in control occurred as of the last day of fiscal 2023. Mr. Paul Marciano may be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for a description of the material terms of certain of these benefits. Mr. Paul Marciano also received restricted stock unit awards in fiscal 2021 and fiscal 2022 that had similar accelerated vesting provisions as the restricted stock unit award granted to Mr. Paul Marciano in fiscal 2023.

The following table sets forth the estimated amounts that Mr. Paul Marciano would have become entitled to under the terms of his award agreements evidencing outstanding equity awards had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2023.

Name	Triggering Event	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(1)(2)	Total ($)
Paul Marciano	Death / Disability	7,459,361	7,459,361
	Term. Without Cause or Resign for Good Reason (No Change in Control)	—	—
	Change in Control	—	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	—	—

(1)

Represents the intrinsic value of Mr. Paul Marciano’s unvested restricted stock unit awards that would accelerate in the circumstances indicated. The value of unvested restricted stock and stock unit awards is calculated by multiplying $22.75 (the closing price of the Common Stock on the NYSE on January 27, 2023, the last trading day of fiscal 2023) by the number of shares subject to the accelerated portion of the award.

(2)

In fiscal 2023, Mr. Paul Marciano was granted an award of restricted stock unit award subject to both time- and performance-based vesting requirements. If there is a “change in control” (as such term is defined in the award agreement) prior to the end of the performance period, the performance-based requirements (but not the subsequent time-based requirements) will be deemed satisfied. None of the awards held by Mr. Paul Marciano would automatically vest on a change in control of the Company. This presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Mr. Paul Marciano’s awards that would vest in connection with the termination of the awards would be $9,096,855. To the extent the awards accelerated in connection with a termination of the awards, there would be no additional accelerated vesting value with respect to such awards in connection with a termination of employment.

Carlos Alberini

The Alberini Employment Agreement provides that if Mr. Alberini’s employment with the Company is terminated by the Company without “cause” (as defined in the Alberini Employment Agreement), upon expiration of the term of the agreement then in effect by reason of the Company’s delivery of a notice of non-renewal if the Company did not have cause to deliver such non-renewal notice, or by Mr. Alberini for “good reason” (as defined in the Alberini Employment Agreement), Mr. Alberini will be entitled to receive, the following separation benefits: (1) payment of an aggregate amount equal to two times his base salary, with such amount generally payable in 24 substantially equal monthly installments following the termination of employment (or, in the event such termination of employment occurs within 12 months before, upon or within two years after a change in control (as defined in the agreement), lump sum payment of an aggregate amount equal to two times the sum of his base salary and target annual cash incentive); (2) a pro-rata portion of his annual cash incentive for the year in which the termination occurs (pro-rata based on the number of days of employment during the year and based on actual performance for the year had his employment continued through the year); (3) reimbursement of Mr. Alberini’s life insurance premiums of up to $10,000 per year for up to two years; and (4) payment or reimbursement of Mr. Alberini’s premiums to continue healthcare coverage under COBRA for up to 24 months. Mr. Alberini may also be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “Description of Plan-Based Awards” above for a description of the material terms of these benefits with respect to Mr. Alberini’s awards granted during fiscal 2023. Mr. Alberini also received equity awards in prior fiscal years that are outstanding and had the following provisions for accelerated vesting:

Fiscal 2020 and Fiscal 2021 Stock Options. In fiscal 2020 and fiscal 2021, Mr. Alberini was granted stock options that vest in annual installments. If Mr. Alberini’s employment is terminated due to his death or

“disability” (as defined in his employment agreement), he will vest in a pro-rata portion of his stock options that was scheduled to vest on the next vesting date. If Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason” (as such terms are defined in his employment agreement), or due to a non-renewal of the term of the employment agreement by the Company, (i) Mr. Alberini’s stock option granted in fiscal 2020 will fully vest and (ii) Mr. Alberini’s stock option granted in fiscal 2021 will vest on a pro-rated basis (or, if such termination occurs during a “change in control window” (defined in the award agreement as 12 months prior to, in connection with, or 12 months following a change in control of the Company) or if a change in control of the Company occurs and the award is not continued or assumed in the transaction, the option will vest in full).

Fiscal 2020 Restricted Stock Unit Award. In fiscal 2020, Mr. Alberini was granted 250,000 restricted stock units that were eligible to vest based on the Company’s total revenue for fiscal 2020 (the “2020 Revenue Award”). The applicable performance condition with respect to the 2020 Revenue Award was met in fiscal 2020 and the award vests in four equal installments, with one-fourth of the stock units vesting on February 20 of 2020, 2021, 2022 and 2023. If the executive’s employment terminates due to the executive’s death or disability (as defined in Mr. Alberini’s employment agreement), the executive will vest in a pro-rata portion of the restricted stock units subject to the award that were scheduled to vest on the next vesting date (and if such termination occurs prior to the end of the performance period, the performance requirements will be deemed to have been met). If Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason” (as such terms are defined in Mr. Alberini’s employment agreement), or due to a non-renewal of the term of the employment agreement by the Company, Mr. Alberini’s outstanding and unvested restricted stock units will fully vest (and if such termination occurs prior to the end of the performance period, the award shall remain outstanding until the end of the performance period, and if the performance condition is satisfied, the restricted stock units shall vest following the certification by the Compensation Committee of the satisfaction of the performance goal, and if the performance condition is not met, the restricted stock units shall be forfeited).

Fiscal 2022 Earnings from Operation Award. In fiscal 2022, Mr. Alberini was granted 56,818 restricted stock units that were eligible to vest based on the Company’s earnings from operations for fiscal 2022 (the “2022 Earnings from Operations Award”). The applicable performance condition with respect to the 2022 Earnings from Operations Award was met in fiscal 2022 and the award vests in three equal installments, with one-third of the stock units vesting on January 30 of 2022, 2023 and 2024. The termination of employment and change in control provisions of this award are similar to the provisions of the 2023 Earnings from Operations Award granted to Mr. Alberini for fiscal 2023 described above under “Description of Plan-Based Awards—Performance-Based Restricted Stock Units”.

Fiscal 2021 and Fiscal 2022 Relative TSR Awards. In fiscal 2021 and fiscal 2022, Mr. Alberini was granted restricted stock units that are eligible to vest based on the Company’s TSR relative to the TSRs of a peer group of companies selected by the Compensation Committee during the performance period of the award. The termination of employment and change in control provisions of this award are similar to the provisions of the 2023 Relative TSR Award granted to Mr. Alberini for fiscal 2023 described above under “Description of Plan-Based Awards—Performance-Based Restricted Stock Units”.

Fiscal 2022 Stock Price Award. In fiscal 2022, Mr. Alberini was granted a restricted stock unit award that is eligible to vest if specified stock price levels for the Common Stock are achieved. The award consists of 300,000 restricted stock units that are eligible to vest in four equal installments, with such installments being scheduled to vest, subject to Mr. Alberini’s continued employment, on the later of (i) achievement of the stock price target for that installment and (ii) the “earliest vesting date” for that installment as reflected in the table below:

Tranche	Stock Price Target	Earliest Vesting Date
A	$35.00	6/30/22
B	$40.00	6/30/23
C	$45.00	6/30/24
D	$50.00	6/30/25

For purposes of this award, stock price is measured based on the average closing price of a share of Company Common Stock over a period of 15 consecutive trading days. To the extent the award has not vested as of June 30, 2025, it will terminate on that date. If Mr. Alberini employment terminates due to a termination by the Company without “cause”, by the executive for “good reason” (as such terms are defined in Mr. Alberini’s employment agreement), or if the executive’s employment is terminated due to the executive’s death or “disability” (as such terms are defined in Mr. Alberini’s employment agreement) during the performance period, any then-unvested units as to which the applicable stock price target has been met will vest on the executive’s termination date, and any units that remain unvested will terminate. If a change in control of the Company occurs during the performance period, all stock price targets will be deemed met as of the change in control, and any units as to which the earliest vesting date occurs prior to the change in control will vest on the change in control. If the award does not continue following a change in control of the Company or is not assumed or converted by the successor entity, the award will vest in full upon the change in control. If the award continues following the change in control or is assumed or converted by the successor entity, and Mr. Alberini’s employment is terminated by the Company without “cause” or by the executive for “good reason” within 24 months following the change in control, any then-unvested units will vest.

Other Awards. In the event Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason” (as such terms are defined in his employment agreement), or due to a non-renewal of the term of the employment agreement by the Company, as to each other stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Alberini by the Company that is then outstanding and otherwise unvested (notwithstanding anything contained in the applicable award agreement or the 2004 Equity Incentive Plan), (a) the equity award will vest as to a pro-rata portion of the number of shares subject to the award covered by the next time and service-based vesting installment applicable to the award that is otherwise scheduled to vest after the date of Mr. Alberini’s termination of employment (pro-rata based on the number of days of employment during the period beginning on the last time and service-based vesting date under the applicable award that occurred prior to the termination of employment and ending on the next time and service-based vesting date under the applicable award that was next scheduled to occur after the termination of employment), and (b) as to an award that is subject to performance-based vesting requirements, the award will remain subject to the applicable performance-based vesting conditions and the pro-rata vesting provided for above will apply only as to the next installment scheduled to vest pursuant to the time and service-based vesting conditions applicable to the award. If, however, such a termination of Mr. Alberini’s employment occurs within 12 months before, upon, or within two years after a change in control, as to each such stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Alberini by the Company that is then outstanding and otherwise unvested (and did not otherwise accelerate pursuant to the foregoing provisions), the time and service-based vesting condition applicable to the equity award will no longer apply in its entirety, and any performance-based condition and timing of payment of the award will be as provided in the applicable award agreement.

If Mr. Alberini’s employment terminates due to his death or “disability” (as defined in the Alberini Employment Agreement), he will be entitled to receive the following separation benefits: (1) payment of the pro-rata annual cash incentive described above for the year in which his employment terminates except that the pro-rata annual cash incentive will be based on the “target” level of performance for the year and (2) pro-rata accelerated vesting of each of his then outstanding and unvested equity awards as described above.

Mr. Alberini is not entitled to a change in control excise tax gross-up provision under the terms of the Alberini Employment Agreement or any other agreement entered into with the Company. Should Mr. Alberini’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Alberini Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Alberini will exceed the net after-tax benefit that he would receive if no such reduction was made.

Mr. Alberini’s right to receive the severance benefits described above is generally subject to his providing a release of claims in favor of the Company.

The following table sets forth the estimated amounts that Mr. Alberini would have become entitled to under the terms of his employment agreement and award agreements evidencing outstanding equity awards had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2023.

Name	Triggering Event	Cash Severance ($)(1)	Annual Cash Incentive ($)(2)	Medical and Insurance Benefit ($)(3)	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(4)(5)	Total ($)
Carlos Alberini	Death / Disability	—	2,400,000	—	2,958,479	5,358,479
	Term. Without Cause or Resign for Good Reason (No Change in Control)	2,400,000	—	77,808	3,096,694	5,574,502
	Change in Control	—	—	—	—	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	7,200,000	—	77,808	20,721,456	27,999,264

(1)

Represents an amount equal to two times Mr. Alberini’s base salary (or, in the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control,” two times the sum of his base salary and target annual cash incentive).

(2)	Represents the actual cash incentive award paid for fiscal 2023 (except in the case of death or disability, represents a pro-rata portion of the “target” level of annual cash incentive).
(3)	Represents the value of life insurance premium payments and continuing medical coverage for two years following a termination without cause or resignation for good reason.
(4)

Represents the intrinsic value of Mr. Alberini’s unvested stock options and unvested restricted stock unit awards that would accelerate in the circumstances indicated. In the case of unvested stock options, this value is calculated by multiplying (i) the amount (if any) by which $22.75 (the closing price of the Common Stock on the NYSE on January 27, 2023, the last trading day of fiscal 2023) exceeds the per share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. In the case of unvested restricted stock unit awards, this value is calculated by multiplying $22.75 by the number of shares subject to the accelerated portion of the award, and excluding any awards that remained subject to performance-based vesting conditions.

(5)

None of the awards held by Mr. Alberini would automatically vest on a change in control of the Company. This presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Mr. Alberini’s awards that would vest in connection with the termination of the awards would be $20,721,456. To the extent the awards accelerated in connection with a termination of the awards, there would be no additional accelerated vesting value with respect to such awards in connection with a termination of employment.

Dennis Secor

The Secor Employment Agreement provides that if Mr. Secor’s employment with the Company is terminated by the Company without “cause” (as defined in the Secor Employment Agreement) or by Mr. Secor for “good reason” (as defined in the Secor Employment Agreement), in either case before March 31, 2023, Mr. Secor will be entitled to receive the following separation benefits: (1) continued payment of his base salary through March 31, 2023; (2) his annual bonus for fiscal 2023, to be determined and paid as though Mr. Secor’s employment had begun on the first day of such fiscal year and continued through the end of such fiscal year; and (3) full acceleration of the “restricted stock unit award” (as defined in the Secor Employment Agreement).

If Mr. Secor’s employment terminates due to his death or “disability” (as defined in the Secor Employment Agreement) before March 31, 2023, he will be entitled to receive the following separation benefits: (1) if such termination of employment has occurred before the last day of fiscal 2023, payment of the pro-rata annual cash incentive described above for such year except that the pro-rata annual cash incentive will be based on the “target” level of performance for the year and (2) pro-rata accelerated vesting of his June 2022 restricted stock unit award.

On March 31, 2023, the Company entered into the Secor Amendment to the Secor Employment Agreement, which extended the term of employment through March 31, 2024. Under the Secor Amendment, if Mr. Secor is entitled to severance benefits in accordance with the terms of the Employment Agreement due to a termination of his employment by the Company without “cause” or by Mr. Secor for “good reason” (in either case prior to March 31, 2024), his severance benefits will include payment of a $350,000 retention bonus and full vesting of his restricted stock unit award granted April 1, 2023 with a grant date fair market value of $500,000. Mr. Secor will also be entitled to a pro-rated payment of such retention bonus and pro-rata vesting of such restricted stock unit award if his employment with the Company ends prior to March 31, 2024 due to his death or disability.

Mr. Secor is not entitled to a change in control excise tax gross-up provision under the terms of the Secor Employment Agreement, the Secor Amendment or any other agreement entered into with the Company. Should Mr. Secor’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Secor Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Secor will exceed the net after-tax benefit that he would receive if no such reduction was made.

Mr. Secor’s right to receive the severance benefits described above is generally subject to his providing a release of claims in favor of the Company.

The following table sets forth the estimated amounts that Mr. Secor would have become entitled to under the terms of his employment agreement and award agreements evidencing outstanding equity awards had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2023.

Name	Triggering Event	Cash Severance ($)(1)	Annual Cash Incentive ($)(2)	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(3)(4)	Total ($)
Dennis Secor	Death / Disability	—	404,692	356,239	760,931
	Term. Without Cause or Resign for Good Reason (With or Without Change in Control)	110,411	175,000	429,133	714,544
	Change in Control	—	—	—	—

(1)	Represents an amount equal to Mr. Secor’s base salary payments from last business day of fiscal 2023 through March 31, 2023 following a termination without cause or resignation for good reason.
(2)	Represents the minimum guaranteed cash incentive award paid for fiscal 2023 (except in the case of death or disability, represents a pro-rata portion of the “target” level of cash incentive).
(3)

Represents the value of the portion of Mr. Secor’s unvested restricted stock units that would accelerate in the circumstances indicated. This value is calculated by multiplying $22.75 (the closing price of the Common Stock on the NYSE on January 27, 2023, the last trading day of fiscal 2023) by the number of shares subject to the accelerated portion of the award.

(4)

None of the awards held by Mr. Secor would automatically vest on a change in control of the Company. This presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Mr. Secor’s award that would vest in connection with the termination of the award would be $429,133. To the extent the award accelerated in connection with a termination of the award, there would be no additional accelerated vesting value with respect to the in connection with a termination of employment.

Kathryn Anderson

In connection with her resignation from the Company effective March 31, 2022, the Company entered into a transition agreement with Ms. Anderson on March 14, 2022 (the “Transition Agreement”). In consideration of Ms. Anderson continuing to serve as the Company’s Chief Financial Officer through March 31, 2022 and delivering a release of claims in favor of the Company, the Transition Agreement provided that Ms. Anderson would be entitled to continued payment of her base salary through March 31, 2022, a bonus of $618,750 in respect of fiscal year 2022 payable in April 2022, and a total of $150,000 paid in ten monthly installments ($15,000 per installment) commencing in April 2022. Ms. Anderson’s equity awards from the Company that were unvested at the time of her separation from employment were terminated.

CEO Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our principal executive officer for fiscal 2023, Mr. Alberini, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal 2023 was $5,094,130, and the median of the total fiscal 2023 compensation of all of our employees (excluding our CEO) was $17,096. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal 2023 to the median of the total fiscal 2023 compensation of all of our employees (excluding our CEO) to be 298 to 1.

Applicable SEC rules permit us to use the same median employee in calculating the pay ratio above as the median employee we identified in presenting the pay ratio in our proxy statement for our annual meeting of shareholders held in 2021 (the “2021 median employee”) if there have been no changes that we reasonably believe would significantly affect this pay ratio disclosure and to substitute another employee for the median employee in certain circumstances. We believe that there have been no changes to our employee population or compensation arrangements that would result in a significant change to the pay ratio disclosure. However, in fiscal 2022, the 2021 median employee ceased to be employed with the Company. Therefore, as permitted by SEC rules, we substituted another employee (who worked in a similar position, had substantially similar compensation arrangements as the 2021 median employee, and would have been the 2021 median employee had the actual 2021 median employee been excluded from the determination for fiscal 2021) for purposes of this pay ratio disclosure for fiscal 2022 (the “2022 median employee”). However, during fiscal 2023, the 2022 median employee received a promotion and a commensurate pay increase and was therefore no longer working in a similar position with similar compensation arrangements as in fiscal 2021 or fiscal 2022. Therefore, as permitted by SEC rules, we are substituting another employee (who worked in a similar position and had substantially similar compensation arrangements as the 2021 median employee) for purposes of this pay ratio disclosure for fiscal 2023 (the “2023 median employee”). The 2023 median employee would have been the 2021 median employee had the actual 2021 median employee and the actual 2022 median employee been excluded from the determination for fiscal 2021. The fiscal 2023 median employee was a part-time, hourly retail sales associate in one of our U.S. store locations.

Once the median employee was identified as described above, that employee’s total annual compensation for fiscal 2023 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay
Versus
Performance
The
following
summarizes the relationship between our CEO’s, and our other Named Executive Officers’, total compensation paid and our financial performance for the fiscal years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our Named Executive Officers other than our CEO are referred to as our
“Non-PEO
NEOs”):

			Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for CEO ($)(1)(2)	Compensation Actually Paid to CEO ($)(3)			Guess TSR ($)(4)	S&P 1500 Apparel Retail Index TSR ($)(4)	Guess Net Income ($ thousands) (5)	Guess Adjusted Earnings From Operations ($ thousands)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	5,094,130	9,983,960	3,519,862	1,421,161	115.92	138.95	149,610	262,934
2022	15,729,716	14,260,731	7,310,512	6,839,531	104.22	122.98	180,049	310,579
2021	7,207,281	13,583,122	6,488,556	10,853,459	110.61	110.43	(80,741)	32,079

(1)
Mr. Alberini was our CEO for each of the three fiscal years included in the table above. For each of fiscal years 2021 and 2022, our
Non-PEO
NEOs were Mr. Paul Marciano and Ms. Anderson. For fiscal year 2023, our
Non-PEO
NEOs were Mr. Paul Marciano, Mr. Secor, and Ms. Anderson.

(2)
See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for each fiscal year covered in the table. The average compensation for the
Non-PEO
NEOs for each fiscal year covered in the table was also calculated from the Summary Compensation Table above.

(3)
For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of our NEOs means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to each NEO:

•	Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year,

•	Plus the fiscal year-end value of Guess option and stock awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,

•
Plus/(less) the change in value as of the end of the covered fiscal year as compared to the value at the end of the prior fiscal year for Guess option and stock awards which were granted in prior fiscal years and were outstanding and unvested at the end of the covered fiscal year,

•	Plus the vesting date value of Guess option and stock awards which were granted and vested during the same covered fiscal year,

•
Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior fiscal year for Guess option and stock awards which were granted in prior fiscal years and vested in the covered fiscal year,

•
Less, as to any Guess option and stock awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,

•
Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested Guess stock awards (no dividends or dividend equivalents are credited with respect to Guess options and, for other Guess awards, the crediting of dividend equivalents has been taken into account in determining the applicable fiscal year-end
or vesting date value of the award),

•
Plus, as to a Guess option or stock award that was materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Guess option or stock awards held by the NEOs were materially modified during the fiscal years covered by the table).

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form
10-K
each fiscal year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.
The table above reflects the CAP (determined as noted above) for our CEO and, for our
Non-PEO
NEOs, the average of the CAPs determined for the
Non-PEO
NEOs for each of the fiscal years shown in the table.
The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	5,094,130	15,729,716	7,207,281
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(3,800,000)	(10,861,253)	(3,808,221)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	4,073,265	8,874,748	9,676,875
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	747,924	1,061,066	2,242,875
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	3,868,641	(543,546)	(1,735,688)
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
Compensation Actually Paid	9,983,960	14,260,731	13,583,122
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the
Non-PEO
NEOs for a fiscal year to the average of the Compensation Actually Paid for the
Non-PEO
NEOs for that fiscal year.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	3,519,862	7,310,512	6,488,556
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(1,615,002)	(2,662,509)	(2,667,741)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	1,012,461	2,200,626	7,558,018
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	91,193	(385,384)	324,876
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(126,041)	376,286	(850,250)
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(1,461,312)	—	—
Compensation Actually Paid	1,421,161	6,839,531	10,853,459

(4)
Guess TSR represents cumulative total shareholder return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. S&P 1500 Apparel Retail Index TSR represents cumulative total shareholder return on a fixed investment of $100 in the S&P 1500

Apparel Retail Index for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three fiscal years against the Company’s total shareholder return and the total shareholder return for the S&P 1500 Apparel Retail Index (each calculated as described above) over that period of time.

(5)
This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three fiscal years against the Company’s net income for each of those years.

(6)
This column shows the Company’s earnings from operations (in each case, excluding the impact of certain specified litigation charges, certain professional service and legal fees and related costs, reorganization charges, impairment charges, acquisition charges, and tax and accounting related matters) for each fiscal year covered by the table. We consider earnings from operations to be a key metric in our executive compensation program, used in determining the fiscal year 2023 payouts under our Bonus Plan as well as in determining vesting for a portion of the restricted stock units awarded to each of Mr. Paul Marciano and Mr. Alberini. See the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding the use of this performance measure in our executive compensation program. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three fiscal years against the Company’s earnings from operations for each of those years.

Following is an unranked list of the Company’s financial performance measures we consider most important in linking the compensation actually paid to our NEOs for fiscal year 2023 with the Company’s performance.

•	Adjusted Earnings from Operations (used in our fiscal year 2023 Bonus Plan and in determining vesting for a portion of the restricted stock units awarded to Mr. Paul Marciano and Mr. Alberini)

•	Relative Total Shareholder Return (used in determining vesting for a portion of the restricted stock units awarded to Mr. Alberini)

•	Adjusted Licensing Segment Earnings from Operations (used in determining vesting for a portion of the restricted stock units awarded to Mr. Paul Marciano)
See the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding the use of these performance measures in our executive compensation program.
In addition to the financial performance measures listed above, the Company views its stock price, upon which the value of all of the equity awards granted by the Company is dependent and upon which the vesting of Mr. Alberini’s 2022 Stock Price Award is dependent, as a key performance-based component of its executive compensation program in order to further align the interests of the Company’s senior management with the interests of the Company’s shareholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of Common Stock subject to outstanding options and restricted stock unit awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of January 28, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,463,276 (1)	16.2417 (2)	7,197,979 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	4,463,276	16.2417	7,197,979

(1)

Of these shares, 2,569,629 shares were subject to outstanding stock options and 1,893,647 shares were subject to outstanding restricted stock units. This number does not include 446,645 shares that were subject to then-outstanding, but unvested, restricted stock awards. The 1,893,647 shares subject to outstanding restricted stock unit awards includes outstanding restricted stock unit awards subject to performance-based vesting conditions assuming that the “target” level of performance was attained.

(2)	This weighted-average exercise price does not reflect the 1,893,647 shares that will be issued upon the vesting of outstanding restricted stock units.
(3)

Of these shares, (i) 4,525,424 shares were available for future issuance under stock options, SARs, restricted stock awards, stock units, performance share awards or performance units under the Company’s 2004 Equity Incentive Plan (the terms of which provide that shares issued in respect of any “full-value award” (which includes awards other than options and stock appreciation rights) will be counted as 1.60 shares for every 1 share actually issued in connection with the award) and (ii) 2,672,555 shares were available for future issuance pursuant to the Company’s 2002 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company as of the Record Date, March 23, 2023, with respect to shares of Common Stock held by (i) each director, including the nominees for election at the Annual Meeting, (ii) our Named Executive Officers (as defined under “Executive and Director Compensation—Compensation Discussion and Analysis” above), (iii) all of our directors, and our executive officers as a group and (iv) each person believed by us to beneficially own more than 5% of our outstanding shares of Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Maurice Marciano(3)	11,565,912	20.8%
Paul Marciano(4)	13,583,086	24.3%
Carlos Alberini(5)	2,320,125	4.1%
Anthony Chidoni(5)	199,552	*
Cynthia Livingston(5)	30,022	*
Deborah Weinswig(5)	36,196	*
Alex Yemenidjian(5)	154,159	*
Dennis R. Secor(5)	—	*
Kathryn Anderson(6)	72,198	*
All directors, director nominees and executive officers as a group (8 persons)(7)	27,889,052	49.1%
BlackRock, Inc.(8) 50 Hudson Yards, New York, New York, 10001	5,487,973	9.9%
Dimensional Fund Advisors LP(9) 6300 Bee Cave Road, Building One, Austin, Texas, 78746	3,358,967	6.0%
The Vanguard Group(10) 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355	3,393,235	6.1%

*	Less than 1.0%
(1)

Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders. Except as indicated above, the business address for each person is: c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021.

(2)

The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of March 23, 2023 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 55,662,267 shares of Common Stock outstanding on March 23, 2023.

(3)

Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 7,846 shares held directly (with respect to which he has shared voting and investment power); 4,617,263 shares held indirectly through the Maurice Marciano Trust (with respect to which he has shared voting and investment power); 103,801 shares held indirectly through Next Step Capital LLC (with respect to which he has shared voting power over 11,400 shares, no voting power over the remainder, and shared investment power); 554,940 shares held indirectly through Next Step Capital II, LLC (with respect to which he has shared voting power over 277,470 shares, no voting power over the remainder, and shared investment power); 70 shares held indirectly through the Maurice Marciano Gift Trust FBO Caroline Marciano (with respect to which he has shared voting and investment power); 1,462,650 shares held indirectly through MM CRUT, LLC (with respect to which he has shared voting and investment power); 982,263 shares held indirectly through MM CRUT II, LLC (with respect to which he has shared voting and investment power); 1,500,000 shares held indirectly through Carolem Capital, LLC (with respect to which he has shared voting power over 375,000 shares, no voting power over the remainder, and shared investment power); 1,537,003 shares held indirectly through Maurice Marciano Charitable Remainder Unitrust II (with respect to which he has shared voting and investment power); 264,384 shares held indirectly through G2 Trust (with respect to which he has shared voting and investment power); 136,201 shares held indirectly through Exempt G2 Trust (with respect to which he has shared voting and investment power); 349,491 shares held indirectly through MM 2020 Exempt Trust (with respect to which he has no voting power and shared investment power); and 50,000 shares held indirectly through the Maurice Marciano Family Foundation (with respect to which he has shared voting and investment power). Amounts include 2,000,000 shares pledged as security under revolving lines of credit as of March 23, 2023. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Paul Marciano in footnote (4) below: 170,666 shares held by G Financial Holdings LLC (with respect to which Maurice Marciano has shared voting power and no investment power); and 339,005 shares held by G Financial Holdings II, LLC (with respect to which Maurice Marciano has shared voting power and no investment power).
(4)

Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 197,319 shares held directly, 10,478,105 shares held indirectly through the Paul Marciano Trust; 234,500 shares held indirectly through the Paul Marciano Foundation; 1,381,700 shares held indirectly through NRG Capital Holdings, LLC (with respect to which he has sole voting power over 345,425 shares and no voting power over the remainder); 170,666 shares held indirectly through G Financial Holdings, LLC (with respect to which he has no voting power); 339,005 shares held indirectly through G Financial Holdings II, LLC (with respect to which he has no voting power); 105,977 shares held indirectly through Exempt Gift Trust under the Next Step Trust; 370,309 shares held indirectly through the Nonexempt Gift Trust under the Next Step Trust; and 305,505 shares that may be acquired upon the exercise of options exercisable within 60 days of March 23, 2023. Amounts include 2,000,000 shares pledged as security under revolving lines of credit as of March 23, 2023. Amounts exclude 130,565 restricted stock units subject to time-based vesting restrictions. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Maurice Marciano in footnote (3) above: 7,846 shares held directly by Maurice Marciano (with respect to which Paul Marciano has shared voting and investment power); 4,617,263 shares held by the Maurice Marciano Trust LLC (with respect to which Paul Marciano has shared voting and investment power); 103,801 shares held by Next Step Capital LLC (with respect to which Paul Marciano has shared voting power over 11,400 shares, sole voting power over 92,401 shares, and shared investment power); 554,940 shares held by Next Step Capital II, LLC (with respect to which Paul Marciano has shared voting power over 277,470 shares, sole voting power over 277,470 shares, and shared investment power); 1,500,000 shares held indirectly through Carolem Capital, LLC (with respect to which Paul Marciano has shared voting power over 375,000 shares, sole voting power over 1,125,000 shares, and shared investment power); and 349,491 shares held by MM 2020 Exempt Trust (with respect to which Paul Marciano has sole voting power and no investment power).

(5)

Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 23, 2023, as follows: Carlos Alberini, 832,105 shares (Mr. Alberini’s amounts do not include an additional 721,287 restricted stock units subject to performance and time-based vesting restrictions); Anthony Chidoni, no shares (Mr. Chidoni’s amounts include 20,000 shares pledged as security under a revolving line of credit); Cynthia Livingston, no shares; Deborah Weinswig, no shares; Alex Yemenidjian, no shares; Dennis Secor, no shares (Mr. Secor’s amounts do not include an additional 18,863 restricted stock units subject to time-based vesting restrictions); and Kathryn Anderson, no shares.

(6)

Ms. Anderson resigned as Chief Financial Officer, effective as of March 31, 2022. The amount reported as beneficially owned by Ms. Anderson is based on information contained in the last Form 4 filed by Ms. Anderson with the SEC prior to the date she ceased being our Chief Financial Officer, adjusted to give effect to subsequent transactions of which we are aware in connection with employment-related equity awards.

(7)	Includes: 1,137,610 shares of Common Stock that may be acquired upon the exercise of options within 60 days of March 23, 2023.
(8)

With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on March 7, 2023. According to the Schedule 13G/A, as of February 28, 2023, BlackRock, Inc. reported sole voting power with respect to 5,445,996 shares.

(9)

With respect to information relating to Dimensional Fund Advisors LP, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 10, 2023. According to the Schedule 13G/A, as of December 30, 2022, Dimensional Fund Advisors LP reported sole voting power with respect to 3,292,794 shares.

(10)

With respect to information relating to The Vanguard Group, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 9, 2023. According to the Schedule 13G/A, as of December 30, 2022, The Vanguard Group reported sole voting power with respect to no shares, shared voting power with respect to 55,348 shares, sole dispositive power with respect to 3,303,111 shares and shared dispositive power with respect to 90,124 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. “Related person transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.

All directors and executive officers are required under the Related Person Transactions Policy to notify the Company’s General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.

The Company and its subsidiaries periodically enter into transactions with other entities or individuals that are considered related parties, including certain transactions with entities owned by, affiliated with, or for the respective benefit of Paul Marciano, who is an executive and member of the Board of the Company, and Maurice Marciano, who is also a member of the Board, and certain of their children (the “Marciano Entities”).

Leases

The Company leases warehouse and administrative facilities, including the Company’s North American corporate headquarters in Los Angeles, California, from partnerships affiliated with the Marciano Entities and certain of their affiliates. There were four of these leases in effect as of January 28, 2023 with expiration or option exercise dates ranging from calendar years 2023 to 2030.

Aggregate lease costs recorded under the four related party leases for fiscal 2023, fiscal 2022 and fiscal 2021 were $8.9 million, $8.5 million and $6.3 million, respectively. The Company believes that the terms of the related party leases are no less favorable to the Company than would have been available from unaffiliated third parties.

Employment of Family Member

Nicolai Marciano, the son of Paul Marciano, is employed by the Company as Chief New Business Development Officer. For fiscal 2023, Mr. Nicolai Marciano received $205,000 in base salary and a $60,000 annual incentive award (paid in accordance with the Company’s Bonus Plan during the first quarter of fiscal 2024 with respect to fiscal 2023 performance). Mr. Nicolai Marciano was entitled to participate during fiscal 2023 in the retirement, health and welfare benefit plans generally available to other salaried employees of the Company. In addition, the Company granted Mr. Nicolai Marciano, on May 10, 2022, 7,000 shares of restricted Company Common Stock that is scheduled to vest, subject to his continued employment through the applicable vesting date, in equal 25% installments on January 5 of 2023, 2024, 2025 and 2026. During the first quarter of fiscal 2024, Mr. Nicolai Marciano’s base salary was increased to $255,000.

Aircraft Arrangements

The Company periodically charters aircraft owned by the Marciano Entities through informal arrangements with the Marciano Entities and independent third-party management companies contracted by such Marciano Entities to manage their aircraft. The Company believes that the terms of the charter arrangements are no less favorable to the Company than would have been available from unaffiliated third parties. The total fees paid under these arrangements for fiscal 2023, fiscal 2022 and fiscal 2021 were approximately $3.1 million, $3.5 million and $2.8 million, respectively.

Minority Investment

The Company owns a 30% interest in a privately-held men’s footwear company (the “Footwear Company”) in which the Marciano Entities own a 45% interest. In fiscal 2021, the Company provided the Footwear Company with a revolving credit facility for $2.0 million, which provides for an annual interest rate of 2.75% and matures in November 2023. As of January 28, 2023 and January 29, 2022, the Company had a note receivable of $0.4 million and $0.2 million, respectively, included in other assets in its consolidated balance sheet related to outstanding borrowings by the Footwear Company under this revolving credit facility.

In May 2022, the Company entered into a Fulfillment Services Agreement with the Footwear Company under which the Company will provide certain fulfillment services for the Footwear Company’s U.S. wholesale and e-commerce businesses from the Company’s U.S distribution center on a cost-plus 5% basis. The Footwear Company also pays rent to the Company for the use of a small office space in the Company’s U.S. headquarters. In June 2022, the Company (through a wholly-owned Swiss subsidiary) entered into a Distributorship Agreement with the Footwear Company under which the Company was designated as the exclusive distributor (excluding e-commerce) for the Footwear Company in the European Union and other specified countries. The Distributorship Agreement provides for (i) the Company to receive a 35% discount from the Footwear Company’s wholesale prices, (ii) no minimum sales requirements or advertising spending requirements for the Company; (iii) an initial 15 month term with annual renewals thereafter, and (iv) other standard terms and conditions for similar arrangements. During fiscal 2023, there were less than $5,000 in fees received with respect to the U.S. fulfillment services, approximately $17,000 in fees received with respect to office rent and less than $5,000 in amounts paid related to the distributorship arrangements.

Vendor Purchases

The Company purchases faux fur products from a privately-held fashion accessories company (the “Fashion Company”). Mr. Maurice Marciano, Mr. Paul Marciano and Mr. Alberini own on a combined basis 20% of the outstanding common equity interests in the Fashion Company (with the Marcianos jointly owning 16% and Mr. Alberini owning 4%). The total payments made by the Company to the Fashion Company were approximately $6.8 million, $4.5 million and $2.8 million during fiscal 2023, fiscal 2022 and fiscal 2021, respectively. The Company believes that the price paid by the Company for the Fashion Company’s products and the terms of the transactions between the Company and the Fashion Company have not been affected by this passive investment of Messrs. Marcianos and Mr. Alberini in the Fashion Company.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended January 28, 2023, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended January 28, 2023, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock, except that due to a technical issue related to the filing, Deborah Weinswig reported a single transaction for the acquisition of 2,977 shares (acquired pursuant to the Company’s equity plan) one day after the applicable Form 4 filing deadline.

THE BOARD OF DIRECTORS

April 13, 2023

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

V O T E   B Y   T E L E P H O N E

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

V O T E   B Y   I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E   B Y   M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Internet Access the Internet site and cast your vote: www.cesvote.com	QR Code Scan with a mobile device	Telephone Call Toll-Free: 1-888-693-8683	Mail Return your proxy card form in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week! If you vote by telephone or Internet, please do NOT send your proxy by mail.

ê  Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.  ê

GUESS?, INC.	PROXY CARD

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1.

1.

To elect seven directors to serve until the Company’s 2024 annual meeting of shareholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

Nominees:	FOR	WITHHOLD

(1) Carlos Alberini

(2) Anthony Chidoni

(3) Cynthia Livingston

(4) Maurice Marciano

(5) Paul Marciano

(6) Deborah Weinswig

(7) Alex Yemenidjian

The Board of Directors recommends a vote “FOR” Proposals 2 and 4 and “1 YEAR” for Proposal 3.

2.	Advisory vote on the compensation of our named executive officers.

FOR	AGAINST	ABSTAIN

3.	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

1 YEAR	2 YEARS	3 YEARS	ABSTAIN

4.	To ratify the appointment of the independent auditor for the fiscal year ending February 3, 2024.

FOR	AGAINST	ABSTAIN

To consider such other business as may properly come before the annual meeting.

Shareholder Signature (Title)	Date

Shareholder Signature, if jointly held (Title)	Date

INSTRUCTIONS: Please sign exactly as your name(s) appears(s) on this proxy card. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The 2023 Annual Meeting of Shareholders of Guess?, Inc.

will be held on May 5, 2023, at 9:00 a.m. Pacific Time

virtually via live audio webcast at

www.cesonlineservices.com/ges23_vm

Important: If you plan to attend the Annual Meeting virtually you must pre-register at www.cesonlineservices.com/ges23_vm no later than 9:00 a.m. Pacific Time on May 4, 2023. You will need your 11-digit Control Number to pre-register to attend the virtual meeting. Your 11-digit Control Number can be found on the reverse side of this form.

ê  Please fold and detach card at perforation before mailing.  ê

GUESS?, INC.	PROXY CARD

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Jason T. Miller and Anne Deedwania, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 5, 2023 at 9:00 a.m. (PDT), or any adjournments or postponements thereof, virtually via live audio webcast available at www.cesonlineservices.com/ges23_vm, and hereby revoke(s) any proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE SEVEN NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, “1-YEAR” FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS OR THEIR SUBSTITUTES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the 2023 Annual Meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares during such meeting in accordance with the procedures set forth with respect thereto.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable Federal Securities laws.

(Continued and to be voted on reverse side.)